UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Graco Inc.
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GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The 2024 Annual Meeting of Shareholders of Graco Inc. will be held on April 26, 2024, beginning at 1:00 p.m. Central Time. This year’s meeting will again be a completely virtual meeting of shareholders. Our virtual shareholder meeting format uses technology designed to increase shareholder access, save the Company and our shareholders time and money, and provide our shareholders with rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, we provide shareholders with an opportunity to hear all portions of the official meeting as conducted by the Chair of the Board and the Secretary, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/GGG2024. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials to enter the annual meeting. We recommend that you log in 15 minutes before the meeting to ensure you are logged in when the meeting starts.

At this meeting, shareholders will consider the following matters:

1.	Election of three directors to serve for three-year terms.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2024.

3.	An advisory, non-binding resolution to approve our executive compensation.

4.	Approval of the Amended and Restated 2019 Stock Incentive Plan.

5.	Transaction of such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 26, 2024, are entitled to vote at this meeting or any adjournment.

We encourage you to join us via the Internet and vote at the meeting. Regardless of whether you plan on joining the meeting, we encourage you to vote by Internet, or by requesting a paper copy of the proxy card and voting by telephone or by returning your proxy card by mail, as described in further detail later in this Proxy Statement.

If you do not vote by Internet, telephone, returning a proxy card or voting your shares online during the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares in one of the methods identified above. Instructions on how to vote while participating in the meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GGG2024.

Sincerely,

Mark W. Sheahan President and Chief Executive Officer	Joseph J. Humke Secretary

March 13, 2024
Minneapolis, Minnesota

Graco Inc. 2024 Proxy Statement

Graco Inc. 2024 Proxy Statement

GENERAL REQUESTS FOR GRACO INC. 2023 ANNUAL REPORT ON FORM 10-K

The Graco Inc. 2023 Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, is available to the public at www.graco.com. A copy may also be obtained free of charge by calling (612) 623-6770 or writing:

Investor Relations

Graco Inc.

P.O. Box 1441

Minneapolis, Minnesota

55440-1441

Graco Inc. 2024 Proxy Statement

GRACO INC.

88 Eleventh Avenue N.E.

Minneapolis, MN 55413

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2024

Your proxy is solicited by the Board of Directors of Graco Inc. in connection with our Annual Meeting of Shareholders to be held on April 26, 2024, and any adjournments of that meeting (the “Meeting”). Throughout this Proxy Statement, we may refer to Graco Inc. as “us,” “we,” “Graco,” “our Company” or “the Company.”

We have provided you with access to our proxy materials on the Internet. We are providing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record and our beneficial owners. All shareholders will have the ability to access the proxy materials free of charge on the website identified in the Notice or request email or paper copies of the proxy materials. The Notice contains instructions on how to access the proxy materials through the Internet or request electronic or paper copies. If your shares are held by a broker, bank, broker-dealer or similar organization, you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares.

The costs of the solicitation, including the cost of preparing and mailing the Notice, Notice of Annual Meeting of Shareholders, and this Proxy Statement, will be paid by us. Solicitation will be primarily through Internet availability of this Proxy Statement to all shareholders entitled to vote at the Meeting. Proxies may be solicited by our officers personally, but at no compensation in addition to their regular compensation as officers. We may reimburse brokers, banks and others holding shares in their names for third parties for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Notice will be mailed to shareholders on or about March 13, 2024, and the proxy materials will be available at that time on www.proxyvote.com.

Proxies may be revoked at any time prior to being voted by giving written notice of revocation to our Secretary or by voting online during the Meeting. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

Shares voted as abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, and as unvoted (although present and entitled to vote) for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters. The election of directors, the advisory vote on our executive compensation, and the approval of the Amended and Restated 2019 Stock Incentive Plan will be considered proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee will not be able to vote your shares in these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

The vote required for the election of directors in an uncontested election is a majority of votes cast, where the number of votes cast “for” a nominee exceeds the number of votes cast “against” a nominee. In the event an incumbent director does not receive a sufficient number of the votes cast for re-election, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. In a contested election, which is not expected for the Meeting, the vote required for the election of directors is a plurality of votes cast.

The votes required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2024 and to approve the Amended and Restated 2019 Stock Incentive Plan require the approval of the greater of a majority of the shares present at the Meeting and entitled to vote, or a majority of the voting power of the minimum number of shares necessary to constitute a quorum. The vote on our executive compensation is advisory and non-binding. However, the Board will consider shareholders to have approved our executive compensation if the number of the votes cast “for” that proposal exceeds the number of votes cast “against” that proposal. An abstention will have no effect on the election of directors or the vote on our executive compensation, but will have the effect of a vote against the ratification of the appointment of Deloitte & Touche LLP and a vote against the approval of the Amended and Restated 2019 Stock Incentive Plan.

Graco Inc. 2024 Proxy Statement

Only shareholders of record as of the close of business on February 26, 2024, may vote at the Meeting. As of that date, there were 168,508,403 issued and outstanding common shares of the Company, the only class of securities entitled to vote at the Meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

VOTING METHODS

Registered shareholders may vote by using any one of the following methods:

1.	Vote by Internet.

You may visit www.proxyvote.com to vote your shares on the Internet, 24 hours a day, seven days a week, prior to 11:59 p.m. Eastern Time on April 25, 2024. Have your Notice or proxy card (if you have requested one) in front of you when you access the website, as they include information, including a unique shareholder control number, that is required to access the system.

2.	Vote by Telephone.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may call the toll-free phone number, 1-800-690-6903, listed on your proxy card to vote your shares, 24 hours a day, seven days a week, prior to 11:59 p.m. Eastern Time on April 25, 2024. Have your proxy card or Notice in front of you when calling, as they include information, including a unique shareholder control number, which is required to access the system.

3.	Vote by Mail.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may mark, date, and sign the proxy card, and return it to be received no later than April 25, 2024.

4.	Vote Online During the Meeting.

You may vote online during the Meeting through the link www.virtualshareholdermeeting.com/GGG2024. The 16-digit control number provided on your Notice or proxy card is necessary to access this site. The Meeting will begin at 1:00 p.m. Central Time (with log-in beginning at 12:45 p.m. Central Time) on April 26, 2024.

If you own your shares through a broker, bank, broker-dealer or similar organization, you may vote by the methods made available to you through your broker. Follow the instructions describing the available processes for voting your stock that are provided to you by your broker.

ADDITIONAL MEETING INFORMATION

Shareholders of record at the close of business on February 26, 2024, may attend and participate in the Meeting. Shareholders will need to use their control number to log into the Meeting at www.virtualshareholdermeeting.com/GGG2024.

We encourage you to access the Meeting prior to the start time. Please allow sufficient time for online check-in, which begins at 12:45 p.m. Central Time. You may check your browser’s compatibility any time prior to the Meeting at www.virtualshareholdermeeting.com/GGG2024. If you experience any difficulties accessing the Meeting, please call (612) 623-6770 for assistance.

Shareholders who wish to submit questions may do so electronically before the Meeting (starting at the time of check-in) or during the Meeting. We will post any appropriate questions received during the Meeting and our answers on our Investor Relations website at https://investors.graco.com/webcast-presentation as soon as practical after the Meeting.

Graco Inc. 2024 Proxy Statement

2023 HIGHLIGHTS

Financial

Net Sales	Operating Earnings	Diluted Earnings Per Share	Dividends	Share Repurchases	Total Shareholder Return

➢ $2.196 billion ➢ A Graco record ➢ Up 2% from 2022	➢ $646.8 million ➢ A Graco record ➢ Up 13% from 2022	➢ $2.94 ➢ Up 11% from 2022	➢ $0.94 per share ➢ Up 12% from 2022 ➢ Our 24th annual increase	➢ $102 million	➢ 1 Year = 30% ➢ 5 Year = 118% ➢ 10 Year = 254%

Environmental, Social & Governance

➢ We issued our second annual ESG report, which for the first time included global Scope 1 and Scope 2 emissions data and the addition of a Sustainability Accounting Standards Board (“SASB”) index

➢ We amended our Bylaws to adopt market-aligned shareholder “proxy access” provisions

➢ Board member Eric P. Etchart successfully completed the Diligent Institute ESG Leadership certification program

➢ We were named one of the Best Workplaces in Manufacturing and Production by Fortune magazine for the third consecutive year, and sixth time overall

➢  We launched revolutionary new electrified products, including our QUANTM™ pump and electric UniDrum™ unloader, which will help our customers achieve their sustainability objectives through decreased energy costs

Compensation

Clawback	Incentive Bonus Plan Payments

➢  We adopted an Incentive Compensation Recovery Policy that complies with the NYSE listing standards and provides for the recoupment of excess incentive-based compensation from executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements

Based on 2023 financial performance, Incentive Bonus Plan payments for our CEO and our other NEOs were as follows:

➢  CEO = 132% of target; 132% of base salary

➢  Other NEOs = 125% to 141% of target; 87% to 99% of base salary

BOARD OF DIRECTORS

Nominees and Continuing Directors

The following information is given with respect to the three nominees for election at the Meeting and the other six directors whose terms of office will continue after the Meeting, and includes a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of the nominees and directors should serve as members of the Board.

Nominees for election at the Meeting to terms expiring in 2027:

Heather L. Anfang

Ms. Anfang, 51, is President, Dairy Foods, Executive Vice President of Land O’ Lakes, Inc., an agribusiness and food company and one of the largest producers of dairy products in the United States. She assumed this position in February 2024. Prior to that, Ms. Anfang held various positions at Land O’ Lakes, including Senior Vice President, General Manager, U.S. Dairy Foods from 2019 to February 2024, Vice President, Ecommerce/Ebusiness from 2017 to 2019, Vice President, Marketing, Land O’ Lakes SUSTAIN during 2017, Vice President, Marketing and General Manager, U.S. Dairy Foods from 2014 to 2016, Director, Marketing and General Manager, Land O’ Lakes, Retail Foods during 2013, Director, Marketing, Retail Foods Butter & Spreads from 2010 to 2013, Director, Sales & Marketing, Ingredients Solutions from 2008 to 2010, Manager, Marketing, Ingredient Solutions from 2005 to 2008, Manager, Marketing, Retail Cheese from 2003 to 2005, and Assistant Manager, Marketing, Retail Butter from 1999 to 2003. Before joining Land O’ Lakes, Ms. Anfang held marketing, sales and client services roles at The Pillsbury Company, LLC and Information Resources, Inc. Ms. Anfang has been a director of Graco since May 2023. Among other qualifications, Ms. Anfang brings to our Board an array of marketing, sales, ecommerce, operational and leadership skills. In her current role at Land O’ Lakes, Ms. Anfang is responsible for overseeing a multibillion-dollar business. This experience, together with the diversity of other professional experiences upon which she is able to draw, provides further depth of insight and new perspectives to our Board and enhances its leadership and strategic capabilities.

Graco Inc. 2024 Proxy Statement

Archie C. Black

Mr. Black, 61, was Chief Executive Officer of SPS Commerce, Inc., a cloud-based supply chain management software company, from 2001 until his retirement in October 2023. Since October 2023, he has held the position of Executive Chair of the Board of SPS Commerce. Mr. Black served as Senior Vice President and Chief Financial Officer of SPS Commerce from 1998 to 2001. Prior to that, he served as Senior Vice President and Chief Financial Officer of Investment Advisors, Inc. from 1987 to 1998. Before joining Investment Advisors, Inc., Mr. Black spent three years as an auditor at Price Waterhouse. Mr. Black has served as a director of SPS Commerce since 2001, and has served as a director of Proto Labs, Inc. since 2016 and as Chairman of the Board of Proto Labs since May 2020. Mr. Black has been a director of Graco since February 2023. Among other qualifications, Mr. Black brings to our Board unique perspectives on leveraging technology to improve business processes, outcomes and performance, an in-depth understanding of the requirements of managing a public company, proven leadership, and a wealth of valuable insights and business experience. He has been designated by our Board as an audit committee financial expert.

Brett C. Carter

Mr. Carter, 57, was Executive Vice President and Group President, Utilities and Chief Customer Officer of Xcel Energy Inc., a major U.S. electric and natural gas delivery company, from March 2022 until October 2023. Mr. Carter served as Executive Vice President and Chief Customer and Innovation Officer of Xcel Energy from May 2018 to March 2022. Prior to that, Mr. Carter served as Senior Vice President and Shared Services Executive of Bank of America, one of the world’s largest financial institutions, from October 2015 to May 2018, and as Senior Vice President and Chief Operating Officer of Bank of America from March 2015 to October 2015. Before joining Bank of America, Mr. Carter held several leadership roles at Duke Energy Co. from 2005 to 2015, including most recently as Senior Vice President and Chief Distribution Officer from 2013 to March 2015. Mr. Carter has been a director of Graco since February 2021. Among other qualifications, Mr. Carter brings to our Board substantial experience overseeing key business areas of operations, marketing, information technology, cyber and physical security, customer service and brand strategy at several major public companies. He has been designated by our Board as an audit committee financial expert.

Directors whose terms continue until 2025:

Eric P. Etchart

Mr. Etchart, 67, was Senior Vice President, Business Development of The Manitowoc Company, Inc., a manufacturer of cranes and foodservice equipment, from 2015 until his retirement in 2016. Mr. Etchart served as President of Manitowoc Cranes and Senior Vice President of The Manitowoc Company from 2007 until 2015. From 2001 to 2007, Mr. Etchart was Executive Vice President, Asia Pacific and President, Zhang Jia Gang Company of the Manitowoc Crane Group in Shanghai, China. Prior to that, Mr. Etchart held various management positions at Potain S.A., until it was acquired by Manitowoc Crane Group in 2001, and at PPM Cranes S.A. Mr. Etchart has been a director of Graco since 2010. He also serves as a director of Alamo Group Inc. and of WD-40 Company, and is Chair of the Nominating/Corporate Governance Committee of Alamo Group and is Chair of the Corporate Governance Committee of WD-40 Company. Mr. Etchart is also a director of UPERIO Group, which sells, rents and services tower cranes and self-erecting cranes, and chairs its Environmental, Social and Governance (“ESG”) Committee. Mr. Etchart is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, and has successfully completed the Diligent Climate Leadership and ESG Leadership certification programs, which collectively focus on climate risk and related business strategy, the board’s related fiduciary obligations, climate-related government regulations, reporting and disclosure requirements, investor engagement, ESG oversight and the development of sustainable growth strategies. Among other qualifications, Mr. Etchart brings to our Board over thirty years of global manufacturing experience, as well as extensive knowledge of and expertise in finance and marketing. Mr. Etchart, a French-national with over twenty years of experience in management positions outside of the U.S., including positions in China, Singapore, Italy, France and the Middle East, is particularly well-suited to provide an international perspective to the Board as we develop our business in global markets.

Graco Inc. 2024 Proxy Statement

Jody H. Feragen

Ms. Feragen, 68, was Executive Vice President and Chief Financial Officer of Hormel Foods Corporation, a multinational marketer and manufacturer of brand name food and meat products, from 2010 until her retirement in 2016. She served as Hormel’s Senior Vice President and Chief Financial Officer from 2007 to 2010, and as Vice President of Finance and Treasurer from 2005 to 2007. She also served on Hormel’s board of directors from 2007 until 2016. Ms. Feragen has been a director of Graco since 2015 and is also a director of Patterson Companies, Inc. Ms. Feragen brings to our Board a wealth of financial expertise, business acumen, strong leadership skills and extensive public company experience. Our Board recognizes this expertise, leadership and experience through its designation of Ms. Feragen as one of our audit committee financial experts and by her appointment as Chair of the Audit Committee.

J. Kevin Gilligan

Mr. Gilligan, 69, was Chief Executive Officer of Capella Education Company, an online education provider, from 2009 until August 2018. He also served as a director of Capella Education from 2009 until August 2018, and as Chairman from 2010 until August 2018. Mr. Gilligan served as Executive Vice Chairman of Strategic Education, Inc. from August 2018 until July 2019 in connection with its merger with Capella Education, and served as Vice Chairman of Strategic Education from August 2019 to April 2023. Mr. Gilligan was President and Chief Executive Officer of United Subcontractors, Inc., a national construction services company, from 2004 until 2009. Mr. Gilligan was President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 until 2004. Mr. Gilligan has been a director of Graco since 2001 and has served as Chair of the Board of Graco since February 2024. From 2004 until 2009, Mr. Gilligan was a director of ADC Telecommunications, Inc., and served as lead director from 2008 until 2009. Among other qualifications, Mr. Gilligan brings to our Board over twenty-five years of global operational experience as well as comprehensive knowledge of the construction industry, one of the key industries Graco serves. Mr. Gilligan’s public company experience as both an executive and a director provides additional depth to our Board’s leadership capabilities. Our Board recognizes this experience and leadership by his appointment as Chair of our Board and Chair of the Governance Committee.

Nominees whose terms continue until 2026:

Martha A. Morfitt

Ms. Morfitt, 66, is President and Chief Executive Officer of River Rock Partners, Inc., a business and cultural transformation consulting firm. She assumed this position in 2008. Ms. Morfitt formerly served as Chief Executive Officer of Airborne, Inc., a manufacturer of dietary supplements, from 2009 until 2012. Ms. Morfitt left her position at Airborne in 2012 as a result of the acquisition of Airborne by Schiff Nutrition Group. She also served as President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer products, from 2001 until 2007. Ms. Morfitt left her position at CNS in 2007 as a result of the acquisition of CNS by GlaxoSmithKline plc. Ms. Morfitt has been a director of Graco since 1995 and is also a director and Chair of the Board of lululemon athletica inc. and a director and Chair of the Audit Committee of Olaplex Holdings, Inc. From May 2017 until June 2020, Ms. Morfitt served as a director of Mercer International, Inc.; from 2008 until 2015, she served as a director of Life Time Fitness, Inc.; from 1998 until 2007, she served as a director of CNS; from 2005 until 2006, she served as a director of Intrawest Corporation; and from 2007 until 2010, she served as a director of Solta Medical, Inc. f/k/a Thermage, Inc. Among other qualifications, Ms. Morfitt brings a wealth of global marketing and leadership skills to our Board. Her experience as CEO at River Rock Partners, Airborne and CNS, as well as her experience as a Vice President at Pillsbury Company, allow her to provide our Company with significant strategic and product marketing guidance. Ms. Morfitt’s long service on our Board and her considerable knowledge of our business make her well-suited to provide advice with respect to our strategic plans and marketing programs. Our Board recognizes Ms. Morfitt’s expertise, leadership and experience by her appointment as Chair of the Management Organization and Compensation Committee.

Mark W. Sheahan

Mr. Sheahan, 59, is President and Chief Executive Officer of Graco Inc., a position he has held since June 2021. He served as Chief Financial Officer and Treasurer from June 2018 until June 2021. He was Vice President and General Manager, Applied Fluid Technologies Division from 2008 until June 2018. He served as Chief Administrative Officer from 2005 until 2008, and was Vice President and Treasurer from 1998 to 2005. Prior to becoming Treasurer in 1996, he was Manager, Treasury Services. Mr. Sheahan joined the Company in 1995, and has been a director since June 2021. Mr. Sheahan has over twenty-eight years of progressive experience in various manufacturing, finance and administration roles while at Graco. He has extensive operating experience and in-depth knowledge of financial and managerial accounting practices at Graco. Mr. Sheahan also serves on the board of managers of Fernweh Group, LLC, an organization that makes investments in, and provides consulting services to, companies in the industrial and industrial-technology sectors.

Graco Inc. 2024 Proxy Statement

Kevin J. Wheeler

Mr. Wheeler, 64, is Chairman, President and Chief Executive Officer of A. O. Smith Corporation, one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. Mr. Wheeler was elected President and Chief Executive Officer effective September 2018, and before that served as President and Chief Operating Officer of A. O. Smith from June 2017 to August 2018. From 2013 to May 2017, Mr. Wheeler held the position of Senior Vice President of A. O. Smith and President and General Manager of its North America, India, Europe Water Heating and Export business, which was then A. O. Smith’s largest operating unit. Mr. Wheeler previously served as Managing Director of A. O. Smith’s European operations, where he had responsibility for its water heater business in Europe and the Middle East, and upon his return to the United States from the Netherlands, served as Vice President-International, with responsibility for all European and Asian operations, including China. Mr. Wheeler joined A. O. Smith in 1994, and has served as a director of A. O. Smith since July 2017 and as Chairman since May 2020. Mr. Wheeler has been a director of Graco since February 2020. Among other qualifications, Mr. Wheeler brings to our Board extensive sales, manufacturing and international experience, and his background as both an executive and a director of a public company provides additional depth to our Board’s leadership capabilities.

Qualification Standards

Our Company will only consider as candidates for director individuals who possess a high level of ethics and integrity, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of our Company by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a CEO or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director of Graco, the Governance Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission (“SEC”).

Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders following the director’s 75th birthday unless the Board makes the determination that the director has current, substantial engagement in business activities that requires skills relevant to our business and useful to the Board. Each of Lee R. Mitau and R. William Van Sant has reached age 75 and will retire from the Board as of the Annual Meeting of Shareholders in April 2024 in accordance with the retirement policy contained in our Corporate Governance Guidelines.

Our Board recognizes that directors need to be in a position to commit sufficient time and energy in order to be effective representatives of our shareholders’ interests. As such, our Corporate Governance Guidelines provide that directors who serve as chief executive officers of a public company may not serve on more than two other public company boards and all other directors may not serve on more than three other public company boards, without the prior approval of the Governance Committee.

The Governance Committee is responsible for the identification and recruitment of suitable prospective director candidates and has the sole authority to hire an outside search firm to identify director candidates. The Governance Committee may retain an outside search firm as a resource for future candidate sourcing and succession planning as the Governance Committee deems appropriate. In 2023, Ms. Anfang was introduced to the Company through a director search and placement firm that had been engaged by Ms. Anfang, at a time when the Board was open to adding a new director who satisfied various criteria in terms of characteristics, background and skills, including current experience as an active executive. Following initial introductions to Mr. Sheahan, our President and Chief Executive Officer (“CEO) and a director, and Mr. Mitau, then Chair of the Board and Chair of the Governance Committee, the Governance Committee reviewed and evaluated Ms. Anfang as a potential director candidate, including assessing whether she satisfied the standards and expectations described above. Following this process, the Governance Committee recommended that the Board appoint Ms. Anfang as a director.

Graco Inc. 2024 Proxy Statement

Qualifications of Current Directors

All of our directors meet the qualification standards and expectations described above. In addition to possessing a high level of ethics, integrity and values, excellent judgment and a commitment to representing the long-term interests of our shareholders, each of our directors brings a particular set of skills and experience that enable him or her to make a significant contribution to the governance of our Company.

Board Diversity

In considering whether to recommend an individual for election to our Board, the Governance Committee considers diversity of experience, geographical representation, gender and race, in addition to the other qualifications described in the “Qualification Standards” section above. The Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive Board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our CEO, provide feedback on, among other things, whether the Board has the right set of skills, diversity, experience and expertise. This evaluation encompasses a consideration of diversity as described above.

One of our directors is racially diverse and three of our directors are women.

Nominee Selection Process

The selection process for director candidates reflects guidelines established from time to time by the Governance Committee. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit such recommendation in writing, addressed to the Governance Committee in care of the Secretary of the Company at our Company’s corporate headquarters. Nominees recommended by shareholders will be evaluated in the same manner as nominees from other sources.

To nominate a director, our Bylaws provide that timely notice must be received by the Secretary setting forth: (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice and any beneficial owner on whose behalf the nomination is made, as they appear in our Company’s stock register; (iii) the number of shares of capital stock of our Company which are beneficially owned by, or any other direct or indirect interest in the capital stock of our Company held by, each such nominee and such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of our Company, if elected. The deadlines for nominating directors for the 2025 Annual Meeting of Shareholders are set forth below under “Shareholder Proposals and Nominations for the Annual Meeting in the Year 2025.”

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that Ms. Anfang, Mr. Black, Mr. Carter, Mr. Etchart, Ms. Feragen, Mr. Gilligan, Mr. Mitau, Ms. Morfitt, Mr. Van Sant and Mr. Wheeler are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. Sheahan, our CEO. In making its determination regarding the independence of the directors, our Board noted that each independent director meets the standards for independence set out in the New York Stock Exchange (“NYSE”) corporate governance rules, and that there is no material business relationship between our Company and any independent director, including any business entity with which any independent director is affiliated.

In making its determination, our Board reviewed information provided by each of the independent directors and information gathered by our management, and determined that none of the independent directors, other than Mr. Black, have any relationship with our Company other than as a director and shareholder. The Board specifically considered that Mr. Black served as Chief Executive Officer of SPS Commerce, Inc. until he retired from the role in October 2023, at which time he was appointed Executive Chair of the board of SPS Commerce, a position he continues to hold. In 2023, our Company paid SPS Commerce approximately $45,600 for cloud-based supply chain software services. SPS Commerce does not provide any advisory services to the Company. Our relationship with SPS Commerce predates Mr. Black’s service on our Board, and Mr. Black has not been personally involved in any way in our transactions or relationship with SPS Commerce. The total amount our Company paid to SPS Commerce in 2023 falls significantly below two percent of SPS Commerce’s gross revenues, which is the threshold for determining independence under the NYSE’s independence standards. The Board determined that neither the nature of the relationship between our Company and SPS Commerce nor the amounts of the payments were material to the Company or SPS Commerce, and that Mr. Black does not have a material interest in the foregoing transactions because he was not directly involved in the transactions involving SPS Commerce and he does not derive any special benefit related to the transactions.

Graco Inc. 2024 Proxy Statement

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Guidelines provide for the position of Chair of the Board of Directors, who may or may not be the same person who serves as our CEO. Mr. Gilligan serves as our independent Chair of the Board, having succeeded Mr. Mitau in such role in February 2024. Our Board currently believes that separating the roles of Chair of the Board and CEO is appropriate for our Company because it is desirable to have our CEO focused on the management and operation of our business without the additional responsibilities of Board Chair. Moreover, Mr. Gilligan has meaningful public company and governance experience. Our Bylaws and Corporate Governance Guidelines set forth several responsibilities of the Chair of the Board, including setting agendas for board meetings and presiding at executive sessions of non-employee directors.

BOARD OVERSIGHT OF RISK

Our Board of Directors takes an active role in oversight of our Company’s risk by assessing risks inherent in our Company’s decisions and key strategies. We have separated the roles of Board Chair and Chief Executive Officer, which the Board believes increases its independence from management and facilitates better risk monitoring and oversight. The Audit Committee specifically discusses policies with respect to risk assessment and risk management as part of its responsibility to oversee our Company’s compliance with legal and regulatory requirements. The Audit Committee actively oversees the Company’s cybersecurity risks and strategy, with management providing regular reports to the Audit Committee and the Board on cybersecurity risks facing the Company and the systems management has put in place to identify, mitigate and manage those risks.

Our Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by each division, region and functional group during the year, including an annual risk assessment on the Company’s executive compensation program (as discussed in more detail on page 20) and an annual assessment of the Company’s cybersecurity risks. Executive management periodically reviews the divisional, regional and functional risk assessments. These assessments are presented to the Audit Committee each September to ensure completeness, appropriate oversight and review. We believe that the active oversight role played by our Audit Committee, which consists solely of independent directors, provides the appropriate level of independent oversight of risk within our Company.

BOARD OVERSIGHT OF ENVIRONMENTAL AND SOCIAL MATTERS

Our Board of Directors provides oversight of the Company’s strategies and initiatives related to corporate social responsibility and sustainability, including environmental, social and governance matters, with management providing regular reports to the Board or one of its committees on various topics related to these matters.

MEETINGS OF THE BOARD OF DIRECTORS

During 2023, our Board of Directors met six times. Attendance of our directors at all Board and committee meetings averaged 98%. During 2023, every director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served. Our Corporate Governance Guidelines require that each director make all reasonable efforts to attend the Company’s Annual Meeting of Shareholders. In 2023, all of the directors attended the Annual Meeting of Shareholders. Each regularly scheduled meeting of the Board includes an executive session of only non-employee directors, and our independent Chair of the Board presides at the executive sessions.

Graco Inc. 2024 Proxy Statement

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of February 26, 2024, the record date, was as follows:

Audit	Governance	Management Organization and Compensation
Jody H. Feragen, Chair	J. Kevin Gilligan, Chair	Martha A. Morfitt, Chair
Heather L. Anfang	Eric P. Etchart	Heather L. Anfang
Archie C. Black	Jody H. Feragen	Archie C. Black
Brett C. Carter	Lee R. Mitau	Brett C. Carter
Eric P. Etchart	Martha A. Morfitt	J. Kevin Gilligan
R. William Van Sant	R. William Van Sant	Lee R. Mitau
Kevin J. Wheeler		Kevin J. Wheeler

Ms. Anfang was appointed to serve as a member of the Audit Committee and the Management Organization and Compensation Committee upon her appointment to the Board, effective May 12, 2023. Mr. Gilligan was appointed to succeed Mr. Mitau as the Chair of the Governance Committee, effective February 16, 2024. Ms. Morfitt was appointed to succeed Mr. Gilligan as the Chair of the Management Organization and Compensation Committee, effective February 16, 2024.

Audit Committee (8 meetings in fiscal year 2023)

The Audit Committee is composed entirely of directors who meet the independence requirements of the Securities Exchange Act of 1934. All of the Audit Committee members are, in the judgment of the Board, financially literate. Our Board has determined that Ms. Feragen and Messrs. Black, Carter and Van Sant are audit committee financial experts.

The Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of the independent auditor, and the performance of the internal audit function and the independent auditors.

The responsibilities of the Audit Committee are set forth in a written charter. The Audit Committee has reviewed and reassessed the adequacy of its charter and concluded that the charter satisfactorily states the responsibilities of the Audit Committee. The Audit Committee Charter was most recently approved by the Board on February 18, 2022.

Governance Committee (3 meetings in fiscal year 2023)

The Governance Committee is composed entirely of directors who meet the independence requirements of the NYSE. The Governance Committee has the following functions:

•	Sets criteria for the selection of prospective Board members, identifies and recruits suitable candidates, presents director nominees to the Board, and oversees director on-boarding and orientation;

•	Periodically evaluates our Company’s shareholder value protections, board structure, and business continuity provisions, and recommends any changes to the Board; and

•

Recommends to the Board: requirements for Board membership, including minimum qualifications and retirement policies; the appropriate number of directors; the compensation, benefits and retirement programs for directors; the committee structure, charters, chairs and membership; the number and schedule of Board meetings; a set of Corporate Governance Guidelines; and the appropriate person(s) to hold the positions of Chair of the Board and CEO.

The responsibilities of the Governance Committee are fully set forth in its written charter, which was most recently approved by the Board on February 18, 2022.

Management Organization and Compensation Committee (3 meetings in fiscal year 2023)

The Management Organization and Compensation Committee is composed entirely of directors who meet the independence requirements of the NYSE. The Management Organization and Compensation Committee has the following functions:

•	Develops our Company’s philosophy and structure for executive compensation;

•	Determines the compensation of the CEO and reviews and approves the compensation of the other executive officers;

Graco Inc. 2024 Proxy Statement

•	Reviews and discusses with management, and recommends to the Board the inclusion of, the Compensation Discussion and Analysis in our Company’s annual proxy statement;

•	Leads the review of the performance of the CEO based on individual goals and objectives, and communicates to the CEO its assessment of the CEO’s performance on an annual basis;

•	Administers our Company’s stock options and other equity-based compensation plans; and

•	Oversees executive management organization and succession plans.

The responsibilities of the Management Organization and Compensation Committee are fully set forth in its written charter, which was most recently approved by the Board on April 28, 2023.

DIRECTOR COMPENSATION

2023 Non-Employee Director Compensation	Amount
Annual Equity Grant	$140,000	(1)
Annual Board Retainer(2)	$80,000
Additional Retainers:
Annual Chair Retainer	$30,000
Annual Committee Retainer:
Audit Committee	$12,500
Management Organization and Compensation Committee	$7,500
Governance Committee	$6,000
Annual Committee Chair Retainer:
Audit Committee	$20,000
Management Organization and Compensation Committee	$12,500
Governance Committee	$10,000

(1)	Approximate economic value of annual equity grant based on Black-Scholes value per share on the date of grant. Increased from $130,000 to $140,000 effective February 17, 2023.

(2)	Increased from $71,000 to $80,000 effective May 1, 2023.

A non-employee director may elect to receive shares of our common stock instead of cash for all or part of the director’s annual retainers. A director may choose to receive the shares currently or defer receipt until the director leaves the Board, at which time the director may receive the shares in a lump sum or installments. Payments, whether in a lump sum or by installments, will be made in shares of common stock, plus cash in lieu of any fractional share. When our Board declares a dividend, the director’s deferred stock account is credited with additional shares of deferred stock in an account held by a trustee in the name of the director equivalent to the number of shares that could be purchased with the dividends at the current fair market value of the shares.

Non-employee directors receive an annual option grant. In February 2023, non-employee directors received an annual option grant of 6,250 shares. The number of shares granted was based on a Black-Scholes value of $22.40 per share on February 16, 2023, and an economic value of approximately $140,000. In February 2024, non-employee directors received an annual option grant of 4,830 shares. The number of shares granted was based on a Black-Scholes value of $28.96 per share on February 15, 2024, and an economic value of approximately $140,000. Upon first joining the Board, non-employee directors are also eligible to receive an initial option grant with an economic value equal to that of the most recent option grant for non-employee directors. Mr. Black received an initial option grant of 6,160 shares on February 20, 2023, upon his appointment to the Board. The number of shares granted to Mr. Black was based on a Black-Scholes value of $22.72 on February 17, 2023, and an economic value of approximately $140,000. Ms. Anfang received an initial option grant of 5,940 shares on May 12, 2023, upon her appointment to the Board. The number of shares granted to Ms. Anfang was based on a Black-Scholes value of $23.54 on May 11, 2023, and an economic value of approximately $140,000. Options granted to non-employee directors are issued under the Graco Inc. 2019 Stock Incentive Plan (the “Plan”). The options are non-statutory, have a 10-year duration and become exercisable in equal installments over four years, beginning with the first anniversary of the date of the grant. The option exercise price is the fair market value of the stock on the date of grant, as defined in the Plan. The Plan defines “fair market value” as the closing sales price of the stock on the principal securities market on which it trades on the date immediately preceding the date of grant.

Our Board’s philosophy is to target retainer compensation at a level approximately comparable to the median of the market, and to target equity compensation in the form of stock options at a level approximately comparable to the 75th percentile of the market, in order to attract and retain capable Board members, to encourage above-market Company performance, and to strengthen the link between our director compensation program and the interests of our shareholders in Graco stock performance.

Graco Inc. 2024 Proxy Statement

Our Governance Committee retained Willis Towers Watson to conduct a peer group comparison of director compensation and present such data at its February 2023 meeting. The peer companies selected for the 2023 comparison matched the peer group identified for executive compensation on page 23 of the Compensation Discussion and Analysis section of the Proxy Statement for the 2023 Annual Meeting of Shareholders. In reviewing the peer group comparison, the Governance Committee concluded that non-employee director retainer compensation fell below the median of the peer group, and that non-employee director equity compensation was below the 75th percentile of the peer group. As a result, the Board of Directors, upon recommendation of the Governance Committee, determined that the economic value of the annual option grant for non-employee directors would increase from $130,000 to $140,000 effective February 17, 2023, and the annual retainer for non-employee directors would increase from $71,000 to $80,000 effective May 1, 2023. No other adjustments were made to the non-employee directors’ compensation.

Our Governance Committee requested that the Graco Compensation Department conduct a peer group comparison of director compensation and present such data at its February 2024 meeting. The peer companies used for the 2024 benchmarking study matched the peer group identified for executive compensation on page 23 of the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing the peer group comparison, the Governance Committee concluded that current non-employee director retainer compensation was approximately at the median of the peer group, and that non-employee director equity compensation was approximately at the 75th percentile of the peer group, so no changes were proposed for 2024.

Share ownership guidelines for our directors require each of our non-employee directors to own a minimum of approximately five times the total value of their annual retainers in Company stock. Shares of common stock directly and beneficially owned, as well as deferred stock shares, are used to calculate each director’s ownership level; stock options are not used. Directors have five years from their initial date of appointment to reach the minimum ownership level. All of our directors who have served for at least five years exceed this ownership requirement.

In February 2001, our Board terminated the retirement benefit for non-employee directors, which provided that, upon cessation of service, a non-employee director who has served for five full years or more will receive payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. The annual retainer calculation is set at the rate then in effect for the non-Chair annual retainer and does not include Committee Chair retainer fees. Such retirement payments will be prorated and made quarterly. Payments will be made in accordance with this retirement benefit to Mr. Mitau and Ms. Morfitt, who satisfied the service requirement in 2001, upon their respective retirements.

Graco Inc. 2024 Proxy Statement

Director Compensation Table for Fiscal Year Ended December 29, 2023

The following table summarizes the total compensation paid to or earned by our non-employee directors for their service during the fiscal year ended December 29, 2023:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4, 5) ($)	Total ($)
Heather Anfang	—	63,736	139,828	—	203,564
Archie Black	—	84,361	139,955	—	224,316
Brett C. Carter	131	96,869	140,000	—	237,000
Eric P. Etchart	—	95,500	140,000	—	235,500
Jody H. Feragen	—	115,500	140,000	—	255,500
J. Kevin Gilligan	—	103,000	140,000	—	243,000
Lee R. Mitau	—	130,500	140,000	42,000	312.500
Martha A. Morfitt	90,500	—	140,000	42,000	272,500
R. William Van Sant	—	95,500	140,000	—	235,500
Kevin J. Wheeler	—	97,000	140,000	—	237,000

(1)

Mr. Carter elected to receive 100% of his retainers in shares of common stock plus cash in lieu of any fractional share. Ms. Morfitt elected to receive 100% of her retainers in cash. All other non-employee directors elected to receive all retainers in deferred stock.

(2)

During all or a portion of their service on the Board, Messrs. Black, Carter, Etchart, Gilligan, Mitau, Van Sant and Wheeler and Mses. Anfang, Feragen and Morfitt elected to defer some or all of their compensation. The amounts in the Stock Awards column reflect the sum of the grant date fair values of the stock, whether deferred or direct stock, for each of the four calendar quarters. The grant date fair value is based on the closing price of the stock on the last trading day of the calendar quarter. The Deferred Stock Account balances as of 2023 fiscal year-end are as follows:

Name	Account Balance (Shares)
Ms. Anfang	504
Mr. Black	766
Mr. Carter	1,285
Mr. Etchart	14,360
Ms. Feragen	9,968
Mr. Gilligan	91,868
Mr. Mitau	191,653
Ms. Morfitt	110,009
Mr. Van Sant	75,879
Mr. Wheeler	5,001

(3)

Messrs. Carter, Etchart, Gilligan, Mitau, Van Sant and Wheeler and Mses. Feragen and Morfitt received an annual option grant of 6,250 shares on February 17, 2023. Mr. Black received an appointment option grant of 6,160 shares on February 20, 2023, and Ms. Anfang received an appointment option grant of 5,940 shares on May 12, 2023. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in 2023, computed in accordance with financial accounting principles, which is based on a per share value of $22.40 for options granted on February 17, 2023, $22.72 for options granted on February 20, 2023 and $23.54 for options granted on May 12, 2023.

Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2023 Annual Report on Form 10-K. The aggregate number of outstanding option grants at fiscal year-end 2023 are as follows:

Graco Inc. 2024 Proxy Statement

Name	Unvested Shares	Exercisable Shares
Ms. Anfang	5,940	—
Mr. Black	6,160	—
Mr. Carter	18,725	9,065
Mr. Etchart	18,488	83,440
Ms. Feragen	18,488	47,182
Mr. Gilligan	18,488	65,182
Mr. Mitau	18,488	81,502
Ms. Morfitt	18,488	95,440
Mr. Van Sant	18,488	34,312
Mr. Wheeler	21,426	24,524

(4)

Prior to February 2001, non-employee directors who served five or more full years on the Board were eligible for a retirement benefit when they left the Board. In February 2001, the Board terminated this retirement benefit for those non-employee directors who had not met the five-year service level. Mr. Mitau and Ms. Morfitt, who satisfied the service requirement in 2001, will receive this retirement benefit when they leave the Board. The underlying plan provides that, upon retirement, an eligible non-employee director shall receive quarterly payments for five years equal to one-fourth of the annual base retainer of the non-Chair directors in effect immediately prior to the director’s retirement. The plan further provides that if an eligible non-employee director dies before retirement, payment shall be made to the director’s beneficiary (or estate if no beneficiary is designated) in one lump sum in an amount equal to the total amount of the payments that would have been made had he or she retired on the date of his or her death and survived to the date of the final payment.

(5)	The assumptions that were made in calculating the aggregate change in the actuarial present value of the accumulated benefit are as follows:

•	Discount rate: 5.3% at December 31, 2022 and 5.0% at December 31, 2023.

•	Retirement age: The plan does not have a specified normal retirement age. Therefore, the values reflect the increase/decrease in present value of the accrued benefit as of December 31, 2023.

•	Form of payment: Five-year certain (payable quarterly).

COMMUNICATIONS WITH THE BOARD

Our Board of Directors welcomes the submission of any comments or concerns from shareholders or other interested parties. These communications will be delivered directly to the Executive Vice President, General Counsel and Corporate Secretary. If a communication does not relate in any way to Board matters, he will deal with the communication as appropriate. If the communication does relate to any matter of relevance to our Board, he will relay the message to the Chair of the Governance Committee, who will determine whether to relay the communication to the entire Board or to the non-employee directors. The Executive Vice President, General Counsel and Corporate Secretary will keep a log of all communications addressed to the Board that he receives. If you wish to submit any comments or express any concerns to our Board, you may use one of the following methods:

•	Write to the Board at the following address:

Board of Directors

Graco Inc.

c/o Joseph J. Humke, Executive Vice President, General Counsel and Corporate Secretary

P.O. Box 1441

Minneapolis, Minnesota 55440-1441

•	Email the Board at boardofdirectors@graco.com

CORPORATE GOVERNANCE DOCUMENTS

The charters of the Audit, Governance, and Management Organization and Compensation Committees, as well as our Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct, are available on our website at www.graco.com and may be found by selecting the “For Investors” tab and then clicking the “Governance” tab.

Graco Inc. 2024 Proxy Statement

AUDIT COMMITTEE REPORT

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 29, 2023 (the “Financial Statements”) with both the Company’s management and its independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. Our management has represented to the Audit Committee that the Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence. The Audit Committee has also received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte & Touche LLP and has concluded that such non-audit services are compatible with the independence of Deloitte & Touche LLP.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the Financial Statements for the fiscal year ended December 29, 2023, be included in the Company’s 2023 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Members of the Audit Committee
Ms. Jody H. Feragen, Chair
Ms. Heather L. Anfang Mr. Archie Black Mr. Brett C. Carter
Mr. Eric P. Etchart
Mr. R. William Van Sant
Mr. Kevin J. Wheeler

Graco Inc. 2024 Proxy Statement

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate audit fees incurred by Graco and its subsidiaries from our Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Firms”), and the fees paid to the Deloitte Firms for services in the other fee categories during the fiscal years ended December 29, 2023 and December 30, 2022. The Audit Committee has considered the scope and fee arrangements for all services provided by the Deloitte Firms to our Company, taking into account whether the provision of non-audit services is compatible with maintaining the Deloitte Firms’ independence. The Audit Committee pre-approved 100% of the services described below.

	Fiscal Year Ended 12/29/23	Fiscal Year Ended 12/30/22
Audit Fees(1)	$1,295,000	$1,170,000
Audit-Related Fees(2)	—	$272,000
Tax Fees(3)	$343,000	$323,000
Total	$1,638,000	$1,765,000

(1)

Audit Fees include fees for the audits of our annual financial statements and the effectiveness of internal controls over financial reporting, reviews of our quarterly financial statements and statutory audits.

(2)	Audit-Related Fees include fees and expenses for acquisition due diligence services.

(3)	Tax Fees in 2023 include tax compliance services of $93,000 and tax advice of $250,000. Tax Fees in 2022 include tax compliance services of $52,000 and tax advice of $271,000.

Pre-Approval Policies

The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

Graco Inc. 2024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In 2023, the Company continued to invest in its four core strategies for growth and long-term value creation: new product development; new markets; global expansion; and acquisitions. During the year, net sales were $2.196 billion (up 2% from 2022), diluted net earnings per share were $2.94 (up 11% from 2022), dividends paid per share were $0.94 (up 12% from 2022 - our 24th consecutive annual increase), and share repurchases totaled 1.422 million shares. Total shareholder return during the period was 30%. The Company’s short-term cash incentive plan continued to use net sales and earnings per share as the sole metrics to reward top-line and bottom-line performance. The earnings per share metrics used for determining 2023 cash incentive plan payouts were adjusted to exclude certain items as defined by the Management Organization and Compensation Committee (for purposes of this Executive Compensation section, the “MOCC”) and as described in more detail on page 25, which we refer to as “Incentive EPS.” For 2023, Incentive EPS were $3.07. The following charts detail the Company’s net sales and Incentive EPS results against targets and prior year performance.

The Company’s named executive officers (“Named Executive Officers” or “NEOs”) for 2023 were:

Name	Title
Mark W. Sheahan	President and Chief Executive Officer
David M. Lowe	Chief Financial Officer and Treasurer
Christian E. Rothe	President, Worldwide Industrial Division
Dale D. Johnson	Chief Commercial Development Officer(1)
Caroline M. Chambers	President, EMEA

(1)

Mr. Johnson served as President, Worldwide Contractor Equipment Division until December 31, 2023. On January 1, 2024, he was appointed Chief Commercial Development Officer, in which capacity he will support the Contractor Equipment Division leadership transition to his successor, as well as facilitate various commercial and cross-divisional initiatives. Mr. Johnson has advised the Company of his intention to retire in the first quarter of 2025.

Consideration of “Say-on-Pay” Voting Results

The MOCC targets a competitive and equitable executive compensation program that rewards executives based upon Company and individual performance, and for certain executives, region or worldwide division performance as well. In making executive compensation decisions, the MOCC considers the results of the most recent non-binding advisory vote on the compensation paid to our NEOs. At the Annual Meeting of Shareholders in April of 2022, our shareholders approved the compensation paid to our NEOs by 88.6%. The MOCC believes this favorable outcome reflects our shareholders’ strong support of the Company’s executive compensation philosophy, program and practices. As a result, the MOCC determined it was not necessary to make any material changes to the Company’s executive compensation program for 2023. Our compensation paid to NEOs received 89.7% support at the Annual Meeting of Shareholders in April of 2023.

Graco Inc. 2024 Proxy Statement

Compensation Philosophy

Pay-for-Performance	Shareholder Alignment	Accountability for Short- and Long- Term Performance
All components of variable compensation are tied to the performance of the Company, division or region.	Long-term incentives are designed to align the financial interests of the executive officers with the interests of the Company’s shareholders in creating long-term shareholder value.	Annual performance bonuses and long-term incentives are intended to reward a reasonable and competitive balance of short- and long-term financial and strategic business results, with an emphasis on managing the business over the long-term.

Competitiveness	Attraction and Retention
All components of compensation are designed to be competitive with companies in similar industries with comparable sales volume and financial performance in order to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high-caliber talent.	Graco’s executive compensation program is designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can establish and drive financial and strategic growth objectives that are intended to build long-term shareholder value.
Reducing the Possibility for Excessive Risk-Taking

The Company’s executive compensation program is designed to motivate and reward the executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate risks toward achieving the long-term financial and strategic growth objectives of the Company. Certain characteristics of the Company’s executive compensation program are designed to motivate our executive officers, individually and as a group, to not take excessive risks that could maximize short-term results at the expense of long-term value. These characteristics include:

•   Balanced Mix of Pay Components: The target compensation mix represents a balance of base salary and short-term and long-term incentive-based compensation.

•   Vesting Schedules: Long-term incentives typically vest over four years and have overlapping vesting schedules, thereby reducing an executive officer’s motivation to maximize performance in any one period.

•   Capped Incentive Awards: Annual short-term incentive payouts are capped.

•   Incentive Compensation Recovery Policy - Restatements: We have adopted an Incentive Compensation Recovery Policy in compliance with SEC rules and NYSE listing standards. Under the policy, the Company is required to recover from covered executive officers on a reasonably prompt basis the amount of any erroneously awarded incentive-based compensation resulting from an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The policy applies to incentive-based compensation received by covered executive officers on or after October 2, 2023.

•   Incentive Compensation Recoupment Policy – Misconduct Contributing to Restatements: We have also adopted the Executive Officer Misconduct Incentive Compensation Recoupment Policy, under which the Company is entitled to recoup all the incentive compensation received by an executive officer during the applicable period when such executive officer’s intentional misconduct or fraud causes or contributes to the Company’s issuance of a material restatement of its financial statements. This policy replaces, and is generally consistent with, the Executive Officer Incentive Compensation Recoupment Policy that was previously in effect, but it includes a three-year look-back period on the recovery of incentive compensation.

•   Stock Ownership Guidelines: We require our executive officers to retain, until retirement or other termination of employment, an amount equal to 50% of net shares from awards granted under the Company’s equity programs on or after April 23, 2010, until such time as the executive officer holds shares equal in value to: (a) in the case of our CEO, five times their current base salary; (b) in the case of executive officers reporting directly to our CEO, three times their current base salary; and (c) in the case of executive officers reporting to someone other than our CEO, two times their current base salary. For purposes of determining the shares held by our executive officers for purposes of these guidelines, we include shares owned after shares are sold or withheld to pay the exercise price of stock options, withholding taxes and other transaction costs, but do not include shares subject to unexercised stock options.

Compensation Risk Assessment

The Company’s Internal Audit Department conducts an annual risk assessment on the Company’s executive compensation program and presents its findings to the MOCC and the Audit Committee. The risk assessment identifies, among other things, certain potential risks in the Company’s short-term and long-term incentive plans and the Company’s severance and change of control arrangements, and various factors that serve to mitigate those risks. Such mitigating factors include those set forth above, as well as the annual plan design and benchmarking review by the independent compensation consultant and the MOCC, the MOCC’s review and approval of incentive awards, the Company’s internal controls, and the use of “double-triggers” in cash severance and change of control arrangements. At its September 2023 meeting, the MOCC reviewed and discussed the risk assessment and determined that the Company’s executive compensation program is not likely to have a material adverse impact on the Company, and it recommended that the Audit Committee make the same determination as well. As a result, the MOCC did not make any material changes to the structure of the Company’s executive compensation program.

Graco Inc. 2024 Proxy Statement

Executive Officer Compensation Processes

The MOCC uses the following resources, processes and procedures to help it effectively perform its responsibilities:

•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;

•	An independent executive compensation consultant who advises the MOCC from time to time on compensation matters;

•	An annual review of all executive compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;

•	Program design and competitive market data for each compensation component using a reputable third-party salary survey of similarly sized manufacturing companies and industry peer group data;

•	An annual review of NEO compensation and benefits tally sheets;

•	An annual assessment of the executive compensation program to ensure it is consistent with the MOCC’s philosophy of reducing the possibility of excessive risk-taking; and

•	Consideration of the results of the most recent non-binding, advisory vote on the compensation of the NEOs.

Executive Compensation Consultant

The MOCC has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services and to terminate such consultants’ engagement. The MOCC retained Willis Towers Watson as its independent outside executive compensation consultant to advise the MOCC on matters relating to the determination of base salary and short-term and long-term incentive programs for the Company’s executive officers.

In its capacity as the executive compensation consultant, Willis Towers Watson advises the MOCC on the following matters:

•	Preparing a competitive compensation review of the CEO and other executive officer positions, including a peer group analysis;

•	Providing advice and guidance with respect to trends and regulatory issues related to executive compensation;

•	Reviewing the composition of the industry peer group used to benchmark executive compensation; and

•	Reviewing the Company’s executive compensation risk assessment.

Our Company’s management engaged Willis Towers Watson to perform certain non-executive compensation services in 2023. The total fees for these services were less than $120,000.

The MOCC reviews the independence of the executive compensation consultant on an annual basis. In evaluating Willis Towers Watson’s independence, the MOCC considers all factors relevant to Willis Towers Watson’s independence from management, including the following:

•	The provision of other services to the Company by Willis Towers Watson;

•	The amount of fees received by Willis Towers Watson from the Company as a percentage of Willis Towers Watson’s total revenue;

•	Willis Towers Watson’s compliance with the policies and procedures it has adopted to prevent conflicts of interest;

•	The lack of any business or personal relationships between the individual Willis Towers Watson consultants performing services for the Company and any member of the MOCC;

•	The lack of any ownership of Company stock by the individual Willis Towers Watson consultants performing services for the Company; and

Graco Inc. 2024 Proxy Statement

•

The lack of any business or personal relationships between any executive officers of the Company and Willis Towers Watson or the individual Willis Towers Watson consultants performing services for the Company.

Based on its review, the MOCC concluded there was no conflict of interest that impaired Willis Towers Watson’s independence.

Role of Management in Executive Compensation Decisions

Our management is involved in the following executive compensation processes:

•

Our CEO and Executive Vice President and Chief Human Resources Officer (“CHRO”) develop and oversee the creation of written background and supporting materials for distribution to the MOCC prior to its meetings;

•

Our CEO, CHRO and the Executive Vice President, General Counsel and Corporate Secretary attend the MOCC’s meetings, but leave during the executive officer performance review discussions (except for our CEO, who only leaves for the discussion of their performance review) and the non-employee director executive sessions;

•

Our CEO and CHRO review executive officer compensation competitive analyses and annually present and make recommendations to the MOCC relating to short-term and long-term incentive plan designs and changes, if warranted;

•

Our CEO annually recommends to the MOCC base salary adjustments and long-term incentive awards for all executive officers, other than himself/herself (management does not make a recommendation on CEO pay or pay components); and

•	Following the MOCC’s executive sessions, the Chair of the MOCC provides the CHRO with a summary of the executive session decisions, actions and underlying rationale for implementation, as appropriate.

Benchmarking

The MOCC annually retains Willis Towers Watson to provide survey market data of companies with similar revenues for all executive officer positions, with a focus on the manufacturing industry. The MOCC meets in the fall of each year to review this market data. The market data is derived from Willis Towers Watson’s database and is statistically adjusted to reflect variation in revenues among the companies. The MOCC is presented with data showing total direct compensation amounts at the 50th and 75th percentiles of the market data. In addition, the MOCC considers data from this survey reflecting the general mix of compensation elements among base salary, short-term incentives and long-term incentives. At the same time, the MOCC reviews information showing the relative positioning of the compensation of the Company’s executive officers in relation to the market data. When reviewing the relative positioning of each executive officer’s total direct compensation level, the MOCC compares each executive officer to generally comparable positions identified within the market data. The purpose of this annual review is to gather a general sense for whether the Company’s compensation levels and mix of compensation elements are generally consistent with this market data, with a general expectation that total direct compensation should be between the 50th and the 75th percentiles of the market data depending on Company and individual performance. At the same time, Willis Towers Watson provides general information to the MOCC about market trends and expected compensation level changes for the upcoming fiscal year (“Market Increase Projection”).

At the MOCC’s last meeting of each fiscal year, the MOCC sets base salaries for executive officers for the upcoming fiscal year. The decisions about the specific base salary levels are based on individual performance and budgetary constraints and are guided by the 50th percentile of the market data without a specific market position targeted.

At the MOCC’s first meeting of each fiscal year, the MOCC approves short-term incentive targets and long-term incentive awards. The target short-term cash award is determined as a percentage of base salary for the executive officer annual incentive plan, which percentage has been consistent for many years. The MOCC targets the value of the long-term incentive awards for our NEOs at the 75th percentile for comparable positions within the Willis Towers Watson database, although the number of shares granted may be adjusted downward based on the Company’s stock dilution guidelines and internal equity. The reason for targeting the 75th percentile is to encourage above-market performance. In addition, the MOCC believes that the opportunity for above-market compensation should be primarily earned in the area of long-term performance. Once the value of the long-term incentive award is determined, the number of shares subject to the equity awards granted to each executive officer is determined by dividing the long-term incentive award value by a projected Black-Scholes value based on assumptions used for financial accounting purposes.

Refer to the discussions of each compensation element below, as well as the “Compensation of Individual Named Executive Officers” section below, for specific information on how this benchmarking process applied to specific compensation decisions for our NEOs for 2023.

Graco Inc. 2024 Proxy Statement

Our Company’s Peer Group

The Company’s compensation peer group (the “Graco Peer Group”) was reviewed and analyzed with Willis Towers Watson in September 2022 to ensure the group is large enough to maintain reliable market outcomes and is appropriately aligned with the Company in terms of industry, size, life cycle stage, labor market, and revenue and market capitalization characteristics. At that time, Willis Towers Watson did not recommend any changes to the Graco Peer Group, and the MOCC determined not to make any changes to the Graco Peer Group, believing it achieved the foregoing objectives. Willis Towers Watson validated the ongoing viability of the Graco Peer Group in September 2023. The following table lists the companies that were in the Graco Peer Group when the MOCC set 2023 compensation levels for the executive officers, and includes financial and headcount data for the Company and the median of the Graco Peer Group:

Graco Peer Group
Albany International Corp.	Franklin Electric Co., Inc.		Snap-on Inc.
Allegion plc	IDEX Corporation		Tennant Company
A. O. Smith Corporation	ITT Inc.		The Middleby Corporation
Barnes Group Inc.	Kennametal Inc.		The Toro Company
Chart Industries Inc.	Nordson Corporation		TransDigm Group Incorporated
Crane Holdings, Co.	Pentair plc		Woodward, Inc.
Donaldson Company, Inc.	Polaris Inc.
Enerpac Tool Group Corp.	Simpson Manufacturing Co., Inc.
Most Recent Fiscal Year

	Revenue ($B)	Market Capitalization ($B)	Market Cap-to- Revenue Ratio	Employees
Graco	2,195.6	14,751.0	6.72	4,270
Graco Peer Group - Median(1)	3,084.8	6,961.0	2.29	9,584

(1) Represents most recent fiscal year data available from Equilar as of February 6, 2024.

Given that compensation data for the CEO and Chief Financial Officer (“CFO”) positions of the Graco Peer Group are readily available in securities filings, the MOCC used the applicable Graco Peer Group as a primary source of data when setting 2023 and 2024 compensation levels for the Company’s CEO and CFO. Compensation data for all other executive officer positions in the Graco Peer Group are limited to those executive officers identified in securities filings, which positions may or may not correspond to the positions held by, and responsibilities of, our other executive officers. Therefore, the MOCC used the Willis Towers Watson benchmarking data as a primary source of data, and the relevant Graco Peer Group as a secondary source of data to the extent applicable, when setting 2023 and 2024 compensation levels for the Company’s other executive officers.

Graco Inc. 2024 Proxy Statement

Components of the Executive Compensation Program

Our executive compensation program is designed to reward short-term results and motivate long-term performance through the use of three primary total compensation components: base salary; short-term incentives; and long-term incentives. The following table summarizes each of these components of compensation:

Component	Form of Compensation	Purpose	Key Characteristics	Performance-Based/At Risk
Base Salary	Cash	Recognizes individual work experience, performance, skill and level of responsibility

Fixed compensation

Guided by the 50th percentile market data, but subject to individual performance in prior year, role, tenure, relative position in marketplace and budget constraints

Used to compute other components of compensation

No
Short-Term Incentives (STI)	Cash	Establishes a strong link between pay and results Motivates attainment of annual key business objectives	Variable compensation tied to actual performance Bonus thresholds, targets and maximums are set as a percentage of base salary	Yes, fluctuates based on corporate and division/region performance; may not pay out if pre-established, measurable goals are not met
Long-Term Incentives (LTI)	Stock options

Motivates attainment of long-term goals and overall operational growth

Aligns executives’ interests with shareholders’ interests in creating long-term shareholder value

Retains executive talent through gradual vesting schedule

			Variable compensation provided to reward Company’s long-term performance Annual vesting of 25% over a four-year period from grant date Stock options expire ten years from grant date	Yes, stock options increase in value only if share price rises above grant date fair market value

In addition to reviewing the benchmarking data described above, the MOCC reviews compensation and benefits tally sheets for our projected NEOs showing their current and potential total compensation and benefits components. The tally sheets also display estimated compensation and benefits for hypothetical change of control and involuntary and voluntary terminations. Specifically, the tally sheets reviewed by the MOCC in September 2023 provided actual compensation for 2021 and 2022 and target annual compensation for 2023. These tally sheets also provided retirement balances as of December 31, 2022, projected to normal retirement age or the age at which the benefit is not subject to reduction, deferred compensation balances and the projected value of stock awards based on assumptions regarding stock price appreciation.

The MOCC strives to maintain a reasonable and competitive balance between fixed and variable elements of compensation. The MOCC believes the compensation mix and amount paid to each of our executive officers is market-based, reasonable and competitive. The 2023 pay mix at target for our CEO and other NEOs is displayed below. The percentage allocation among each pay element may vary based on an individual’s experience, responsibilities, performance and corporate/division/region results. The “performance-based/at risk” pay components comprised between 61% and 87% of the total target annual direct compensation for 2023 to align our NEOs’ compensation with the performance of the Company and the creation of shareholder value.

Graco Inc. 2024 Proxy Statement

Base Salary

Base salary is fixed compensation. Annual salary increases are based on individual performance and budgetary constraints and are guided by the 50th percentile market data.

For 2023, the merit increase decisions for our NEOs were based on the criteria identified above. Additional information on individual salary adjustments for 2023 is provided in the “Compensation of Individual Named Executive Officers” section below.

Short-Term Incentives (STI)

The Graco Inc. Incentive Bonus Plan (the “Incentive Bonus Plan”) is designed to motivate the executive officers of the Company to improve the overall performance of the Company and to reward them when the Company achieves specific measurable results. The Incentive Bonus Plan provides cash rewards to executive officers to encourage them to produce a strong return for the Company’s shareholders and to encourage them to remain employees of the Company. The MOCC has the discretion to designate executive officers and other employees of the Company as participants in the Incentive Bonus Plan. The Incentive Bonus Plan also permits the MOCC to establish performance periods of any length. Potential payouts under the Incentive Bonus Plan are expressed as a percentage of base salary, which percentages have remained constant within each level (CEO and other executive officers) for many years. Specific financial performance thresholds must be attained in order for the executive officers to earn an incentive payment. If specified performance levels are not achieved or exceeded, there is no payout. The annual incentives, to the extent earned, are typically paid in cash in March following the calendar year to which they relate and are based upon the MOCC’s determination of financial performance against pre-established targets.

At its meeting in February 2023, the MOCC approved participation of our CEO and other executive officers in the Incentive Bonus Plan for 2023. The threshold, target and maximum payout levels as a percent of target and as a percent of base salary for 2023 are displayed below. Achievement of performance levels between threshold and target, and target and maximum, result in a payout that is interpolated based on the level of performance, and permit a partial payout as soon as the threshold level of achievement has been exceeded.

The MOCC established two financial measures for the Incentive Bonus Plan: Net Sales and Incentive EPS growth over the prior year. Net Sales and Incentive EPS growth were selected as the metrics against which to measure the executive officers’ performance for the Incentive Bonus Plan because the MOCC desires to motivate the executive officers to achieve profitable business growth consistent with our long-term financial objectives. In 2023, the MOCC adjusted these metrics relative to prior years from a weighting of 50% Net Sales and 50% Incentive EPS growth to a weighting of 40% Net Sales and 60% Incentive EPS growth in order to further increase the incentive to drive earnings. The MOCC utilized projected global gross domestic product (GDP) growth rates as a guide in setting the 2023 target performance levels. At the time the MOCC established the 2023 target performance levels, the MOCC once again determined that final bonus payout calculations for corporate, worldwide division and region Incentive EPS would exclude certain purchase accounting and one-time transaction costs related to acquisitions and divestitures, the initial valuation of acquisitions and potential earn out adjustments, and the effects of excess tax benefits from stock option exercises. Final corporate, worldwide division and region Incentive EPS calculations for 2023 bonus payouts excluded these items. Consistent with its authority to adjust Incentive Bonus Plan awards based on unanticipated or special circumstance, the MOCC also elected to exclude the impact of a non-cash pension settlement loss related to our pension plan restructuring in 2023 when determining final Incentive EPS calculations as the restructuring was determined to be in the Company’s best interest and was not contemplated at the time 2023 target performance levels were established. The MOCC believes these adjustments provide a better measure of operating performance for 2023. These adjustments did not impact the amount of the 2023 Incentive Bonus Plan award payouts, as Incentive EPS growth over 2022, even before taking into account these adjustments, already exceeded the maximum Incentive EPS growth threshold for purposes of calculating such payouts.

Graco Inc. 2024 Proxy Statement

The 2023 Incentive Bonus Plan award payouts were based upon the achievement of specified levels of Net Sales and Incentive EPS at the corporate, worldwide divisional and regional levels. Financial performance levels and actual results for the 2023 Incentive Bonus Plan were as follows:

Financial Metric	Metric Weighting	2023 Target Performance Level (As % of 2022 Actual Results)	2023 Threshold Performance Level (As % of 2023 Target Performance)	2023 Maximum Performance Level (As % of 2023 Target Performance)	2023 Results (As % of 2023 Target Performance)
CEO, CFO and Function Executives (HR, Legal, Finance and Operations)

Corporate Net Sales	40%	102%	90%	105%	100%

Corporate Incentive EPS	60%	102%	90%	105%	113%
Division and Region Executives

Corporate Net Sales	20%	102%	90%	105%	100%

Corporate Incentive EPS	30%	102%	90%	105%	113%

Worldwide Division or Region Net Sales	20%	102%	90%	105%	97-106%

Worldwide Division or Region Incentive EPS	30%	102-103%	90%	105%	105-132%

The 2023 financial results produced above target payouts for the Incentive Bonus Plan for each of our NEOs. The Incentive Bonus Plan targets as a percentage of base salary, awards at target, performance achievements, actual payouts and payouts as a percentage of base salary for each NEO were as follows:

Named Executive Officer	2023 Base Salary	Target as a % of Base Salary	Award at Target	Performance Achievement	Payout Based on Performance Achievement	Payout as a % of Base Salary

Mark W. Sheahan	$985,000	100%	$985,000	132%	$1,299,436	132%

David M. Lowe	$449,400	70%	$314,580	132%	$415,002	92%

Christian E. Rothe	$540,600	70%	$378,420	141%	$533,299	99%

Dale D. Johnson	$566,400	70%	$396,480	125%	$495,489	87%

Caroline M. Chambers	$379,600	70%	$265,720	136%	$360,405	95%

The MOCC has the authority to award special bonuses outside of the Incentive Bonus Plan to individual executive officers, but no such special bonuses were awarded for 2023.

Long-Term Incentives (LTI)

The MOCC typically grants long-term incentive awards in the form of stock options to each executive officer at its regularly scheduled February meeting based on a review of the market data. The MOCC is guided by the 75th percentile of the market data for comparable groupings of positions to determine the economic value of such awards. The stock option awards are designed to promote the interests of the Company and its shareholders through the attraction and retention of experienced and capable leaders. The MOCC considers, except in the case of the award to our CEO, the recommendation of our CEO for such awards. The MOCC also considers the dilutive effect on our shareholders in determining the number of stock options granted to each executive officer.

Graco Inc. 2024 Proxy Statement

As part of its review of the market data and trends in executive compensation, the MOCC periodically considers whether to utilize other long-term incentive vehicles in addition to or in lieu of stock options. While the MOCC has on rare occasions granted restricted stock to certain executive officers, the MOCC has determined that the use of stock options as the sole long-term incentive vehicle for the executive officer compensation program has successfully motivated the executive officers to attain long-term goals and operational growth for the Company, and has aligned the executive officers’ interests with our shareholders’ interests in creating long-term shareholder value. The MOCC has utilized stock options as the sole long-term incentive vehicle for the executive officer compensation program for over 30 years. Over the past 30 years, the Company’s cumulative total shareholder return has been 14,146% versus 923% for the S&P 500 and 904% for the Dow Jones Industrial Average. Assuming all dividends were reinvested, a $1,000 investment in the Company’s common stock at the beginning of the 30-year period would have been worth $142,463 on December 29, 2023, while a $1,000 investment in each of the S&P 500 Index and the Dow Jones Industrial Average Index would have been worth $10,226 and $10,040, respectively, on December 29, 2023. The MOCC believes these results demonstrate that stock options have been highly effective in aligning management’s interests with our shareholders’ interests and creating significant value for our shareholders over the long term.

Under the terms of the Graco Inc. 2019 Stock Incentive Plan (the “2019 Plan”), the MOCC must approve all stock option grants to executive officers. In February 2023, executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of our common stock on the grant date, defined in the 2019 Plan as the last sale price of the stock on the day immediately preceding the grant date. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date. Additionally, the 2019 Plan prohibits the repricing of stock options.

In 2023, the MOCC granted the following stock option awards to our NEOs under the 2019 Plan:

Named Executive Officer	Stock Option Award (Number of Shares)	Grant Date Fair Value ($)
Mark W. Sheahan	245,530	5,499,872
David M. Lowe	37,940	849,856
Christian E. Rothe	22,320	499,968
Dale D. Johnson	22,320	499,968
Caroline M. Chambers	22,320	499,968

Compensation of Individual Named Executive Officers

Mark W. Sheahan

President and Chief Executive Officer

Mr. Sheahan’s base salary as of December 2022 was below the median of the Graco Peer Group. In December 2022, the MOCC approved a base salary increase of 7% to $985,000 for 2023 based on Mr. Sheahan’s relative position in the market and individual performance. The increase was in line with the Market Increase Projection. Based on 2023 corporate Net Sales and corporate Incentive EPS performance, Mr. Sheahan received a $1,299,436 bonus payment under the Incentive Bonus Plan. Mr. Sheahan’s bonus payout represented 132% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Sheahan received a stock option award of 245,530 shares in February 2023.

David M. Lowe

Chief Financial Officer and Treasurer

Mr. Lowe’s base salary as of December 2022 was below the median of the Graco Peer Group. In December 2022, the MOCC approved a base salary increase of 6% to $449,400 based on Mr. Lowe’s relative position in the market and individual performance. Based on 2023 corporate Net Sales and corporate Incentive EPS performance, Mr. Lowe received a $415,002 bonus payment under the Incentive Bonus Plan. Mr. Lowe’s bonus payout represented 132% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Lowe received a stock option award of 37,940 shares in February 2023.

Christian E. Rothe

President, Worldwide Industrial Division

Mr. Rothe’s base salary as of December 2022 was above the median of the 2022 Willis Towers Watson survey data. In December 2022, the MOCC approved a 4% increase to Mr. Rothe’s base salary to $540,600 for 2023 based on his relative position in the market and individual performance. Based on 2023 corporate Net Sales, corporate Incentive EPS, worldwide Industrial Division Net Sales, and worldwide Industrial Division Incentive EPS performance, Mr. Rothe received a $533,299 bonus payment under the Incentive Bonus Plan. Mr. Rothe’s bonus payout represented 141% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Rothe received a stock option award of 22,320 shares in February 2023.

Graco Inc. 2024 Proxy Statement

Dale D. Johnson

Chief Commercial Development Officer

Mr. Johnson’s base salary as of December 2022 was above the median of the 2022 Willis Towers Watson survey data. In December 2022, the MOCC approved a 4% increase to Mr. Johnson’s base salary to $566,400 for 2023 based on individual performance and internal pay relationships. Based on 2023 corporate Net Sales, corporate Incentive EPS, worldwide Contractor Equipment Division Net Sales, and worldwide Contractor Equipment Division Incentive EPS performance, Mr. Johnson received a $495,489 bonus payment under the Incentive Bonus Plan. Mr. Johnson’s bonus payout represented 125% of his target award. Based on the process described above for setting long-term incentive awards, Mr. Johnson received a stock option award of 22,320 shares in February 2023.

Caroline M. Chambers

President, EMEA

Ms. Chambers’ base salary as of December 2022 was above the median of the 2022 Willis Towers Watson survey data. In December 2022, the MOCC approved a base salary increase of 4% to $379,600 for 2023 based on Ms. Chambers’ relative position in the market and individual performance. Based on 2023 corporate Net Sales, corporate Incentive EPS, EMEA Region Net Sales, and EMEA Region Incentive EPS performance, Ms. Chambers received a $360,405 bonus payment under the Incentive Bonus Plan. Ms. Chambers’ bonus payout represented 136% of her target award. Based on the process described above for setting long-term incentive awards, Ms. Chambers received a stock option award of 22,320 shares in February 2023.

Compensation Decisions for 2024

In November 2023, the MOCC increased the base salaries of each of our NEOs between 4% and 6% effective January 1, 2024. At its February 2024 meeting, the MOCC kept each NEO’s target annual cash incentive payout as a percent of base salary the same for 2024, and it granted under the 2019 Plan stock option awards of 189,910 shares to Mr. Sheahan, 32,800 shares to Mr. Lowe, and 17,260 shares to each of Messrs. Johnson and Rothe, and Ms. Chambers.

Benefits and Perquisites

In an effort to attract and retain talented employees, we offer retirement, health and welfare programs competitive within our local markets (the “Benefit Programs”). The only Benefit Programs offered to our U.S. executive officers, either exclusively or with terms different from those offered to other eligible employees, are the following:

•

Restoration Plan. Since the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we established the Graco Restoration Plan. This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible participants in the United States as a replacement for those retirement benefits reduced under the Graco Employee Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Internal Revenue Code.

•

Supplemental Long-Term Disability Program. Each U.S. executive officer is enrolled in an individual executive long-term disability plan under which Graco pays the premiums. Each plan provides the executive officer with a monthly disability benefit of up to $21,800 in the event of long-term disability.

•

Other Perquisites. We provide few other perquisites to our executive officers. We reimburse our executive officers for certain financial planning expenses to encourage them to maximize the value of their compensation and benefit programs. In 2023, the maximum amount reimbursable for financial planning was $10,000 for our CEO and $7,000 for the other executive officers. In order to motivate the executive officers to receive appropriate preventative medical care to support their continued health and productivity, we offer executive officers an executive physical examination program through the Mayo Clinic. This program provides a physical examination one time per year for our executive officers. Executive officers may also be reimbursed and/or receive a tax gross-up for certain limited spousal travel and entertainment events. We also provide certain tax gross-up and equalization payments in the event of an expatriate assignment, as is the case for Ms. Chambers.

Graco Inc. 2024 Proxy Statement

Severance and Change of Control Arrangements

We have entered into Key Employee Agreements with the CEO and each of the other NEOs, the terms of which are described below under “Change of Control and Post-Termination Payments.” The MOCC believes it is in the best interests of our Company and its shareholders to design compensation programs that:

•	Assist our Company in attracting and retaining qualified executive officers;

•	Assure our Company will have the continued dedication of our Company’s executive officers in the event of a pending, threatened or actual change of control;

•	Provide certainty about the consequences of terminating the employment of our executive officers;

•	Protect our Company by obtaining non-compete covenants from our executive officers that continue after their termination of employment not involving a change of control; and

•	Obtain a release of any claims from those former executive officers.

Accordingly, the Key Employee Agreements generally provide for certain benefits if the NEO’s employment or service is involuntarily terminated by our Company without cause prior to a change of control or if, within two years after a change of control, the NEO’s employment or service is terminated involuntarily by the Company without cause or the NEO resigns for good reason. The form of Key Employee Agreement to which each of our NEOs is a party was approved by the MOCC in April 2021 after the MOCC’s review of the key employee agreements previously in effect and current market practices related to severance arrangements and benefit levels related thereto. The MOCC reviews the form of Key Employee Agreement on a periodic basis in consultation with the executive compensation consultant and legal advisors. The MOCC most recently conducted such a review in November 2023, at which time it approved certain changes to the form of Key Employee Agreement, principally to account for developments in local laws related to non-competition agreements that may apply to persons hired or promoted to be executive officers of the Company following such approval, depending on their location. These changes do not impact the Key Employee Agreements we entered into with our executive officers prior to such approval, and we do not anticipate they will impact the form of Key Employee Agreement we offer to persons hired or promoted to be executive officers of the Company following such approval, if the local laws that apply to them do not require these changes.

The MOCC believes it is imperative to diminish any potential distraction of the executive officers by the personal uncertainties and risks created by a pending or threatened change of control. By offering Key Employee Agreements that will financially protect an executive officer in the event their employment or service is involuntarily terminated or terminated by the executive officer for good reason following a change of control, the MOCC believes an executive officer’s full attention and dedication to our Company will be enhanced. The MOCC also believes the executive officers’ dedication will help the Company appropriately evaluate and complete a change of control transaction and facilitate an orderly transition. In the event of a change of control of our Company, the Key Employee Agreements provide benefits only if the executive officer’s employment or service is terminated involuntarily without cause or if the executive officer resigns for good reason, including by reason of material demotion, decrease in compensation, relocation or increased travel, within two years after the change of control. The MOCC believes this “double-trigger” approach is most consistent with the objectives described above. The MOCC believes a termination by an executive officer for good reason may be conceptually the same as termination by our Company without cause, and that a potential acquirer would otherwise have an incentive to constructively terminate the executive officer’s employment to avoid paying severance benefits. Thus, the Key Employee Agreements provide severance benefits in the case of an NEO’s resignation for good reason following a change of control.

The MOCC believes it is important to attract and retain our executive officers by agreeing to provide certain benefits if the executive officer’s employment or service is terminated without cause prior to a change of control. In addition, the MOCC believes that, in jurisdictions where employee non-compete agreements are permitted or where the benefits are conditioned upon not competing, these benefits are appropriate to compensate the executive officers for not working with competitors for a specified period of time following termination of employment, and that compensation enhances the enforceability of these non-compete covenants. The MOCC also believes the Company benefits from obtaining a release of any claims from these former executive officers and the severance payments provide consideration for obtaining the release.

Our equity awards for our NEOs provide for accelerated vesting or lapse of restrictions upon a change of control. The MOCC believes that acceleration upon a change of control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officers’ equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

Graco Inc. 2024 Proxy Statement

Prohibition on Hedging and Pledging

The Company’s directors, executive officers and certain employees who may have access and exposure to information about the Company’s financial performance prior to it being released to the public are prohibited from hedging Company stock, and the Company’s directors and executive officers are prohibited from pledging Company stock. The prohibitions on hedging and pledging include, but are not limited to, holding shares of Company stock in a margin account or any other account that could cause such shares to be subject to a margin call or otherwise be available as collateral for a margin loan.

During 2023, there were no Company shares pledged or hedged by directors or executive officers.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount public companies may deduct with respect to certain executive officers. Our pay-for-performance philosophy is central to our compensation program, and the MOCC believes shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may result in non-deductible compensation expense to the Company.

Report of the Management Organization and Compensation Committee

The Management Organization and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Management Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Members of the Management Organization and Compensation Committee

Mr. J. Kevin Gilligan, Chair
Ms. Heather L. Anfang Mr. Brett C. Carter
Mr. Archie C. Black
Mr. Lee R. Mitau
Ms. Martha A. Morfitt
Mr. Kevin J. Wheeler

Graco Inc. 2024 Proxy Statement

Summary Compensation Table

The table below summarizes the total compensation for the last three fiscal years awarded to, earned by or paid to individuals who served as our CEO and our CFO during fiscal year 2023 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2023, collectively, the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Mark W. Sheahan President and Chief Executive Officer(7)	2023	985,000	—	—	5,499,872	1,299,436	1,425,000	26,758	9,236,066
	2022	918,800	—	—	4,499,875	788,695	191,000	18,702	6,417,072
	2021	706,321	—	—	3,499,890	938,523	256,000	21,405	5,422,139
David M. Lowe Chief Financial Officer and Treasurer(8)	2023	449,400	—	—	849,856	415,002	105,000	22,234	1,841,492
	2022	424,000	—	—	749,820	254,772	0	24,574	1,453,166
	2021	387,972	—	—	499,955	407,370	0	27,842	1,323,139
Christian E. Rothe President, Worldwide Industrial Division	2023	540,600	—	—	499,968	533,299	—	28,355	1,602,222
	2022	519,800	—	—	499,944	353,615	—	24,691	1,398,050
	2021	499,800	—	—	499,955	524,790	—	31,846	1,556,391
Dale D. Johnson Chief Commercial Development Officer(9)	2023	566,400	—	—	499,968	495,489	78,000	42,500	1,682,357
	2022	544,600	—	—	499,944	206,322	0	15,412	1,266,278
	2021	518,700	3,172	1,734,500	574,833	544,635	0	24,406	3,400,246
Caroline M. Chambers President, EMEA	2023	379,600	—	—	499,968	360,405	328,000	1,101,224	2,669,197

(1)	Bonus includes any anniversary service awards or discretionary bonuses.

(2)

The amount reported in the Stock Awards column is the aggregate grant date fair value of restricted stock units granted in the fiscal year. This amount represents the number of restricted stock units granted multiplied by the closing market value of $69.38 per share of common stock on the date immediately preceding the date of grant.

(3)

The amounts reported in the Option Awards column represent the aggregate grant date fair market value of stock options granted in the fiscal year, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, Note H to the Consolidated Financial Statements in our 2023 Annual Report on Form 10-K.

(4)

The amounts reported in the Non-Equity Incentive Plan Compensation column represent awards earned under the Incentive Bonus Plan. The Incentive Bonus Plan has a 100% of base salary target payout and a 150% of base salary maximum payout for Mr. Sheahan and a 70% of base salary target payout and a 105% of base salary maximum payout for the other NEOs. See “Grants of Plan-Based Awards in 2023” below. At its February 16, 2024 meeting, the MOCC certified that the NEOs who participated in the Incentive Bonus Plan for 2023 were entitled to payouts as follows:

2023 Incentive Bonus Plan

Named Executive Officer	Payout as a Percent of Target Opportunity	Payout as a Percent of 2023 Base Salary
Mark. W. Sheahan	132%	132%
David M. Lowe	132%	92%
Christian E. Rothe	141%	99%
Dale D. Johnson	125%	87%
Caroline M. Chambers	136%	95%

Graco Inc. 2024 Proxy Statement

(5)

The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under the qualified Graco Employee Retirement Plan and nonqualified excess benefits plan, known as the Graco Restoration Plan. As of December 31, 2023, the changes were as follows: Mr. Sheahan: $178,000 (qualified pension) and $1,247,000 (nonqualified restoration); Mr. Lowe: $84,000 (qualified pension) and $21,000 (nonqualified restoration); Mr. Johnson: $104,000 (qualified pension) and ($26,000) (nonqualified restoration); and Ms. Chambers: $203,000 (qualified pension) and $125,000 (nonqualified restoration). Applicable SEC rules require that we report negative numbers as zero in the table above.

(6)	The amounts shown in the All Other Compensation column for 2023 reflect the following for Messrs. Sheahan, Lowe, Johnson, and Rothe, and Ms. Chambers:

	Mr. Sheahan	Mr. Lowe	Mr. Rothe	Mr. Johnson	Ms. Chambers
Employee Investment Plan Matching Contribution	$ 9,900	$ 9,900	$ 9,900	$ 16,327	$ 9,900
Employee Investment Plan Basic Contribution	—	—	$ 6,600	—	—
Other Perquisites(a)	$16,858	$12,334	$11,855	$ 26,173	$109,052
Tax Gross-Up and Equalization Payments(b)	—	—	—	—	$982,271
Total	$ 26,758	$22,234	$28,355	$42,500	$1,101,224

(a)

Other Perquisites consists of Company-provided incremental cost for long-term disability coverage, financial planning, spousal travel, miscellaneous travel and an executive physical. None of these individual perquisite categories exceeded the greater of $25,000 or 10% of the total perquisite amount. In Ms. Chambers’ case, Other Perquisites also includes the following benefits provided to her in connection with her expatriate assignment to Belgium: (1) $6,108 for goods and services differential; (2) $35,018 for housing, utilities, home maintenance and monitoring; (3) $3,503 for payment of travel expenses related to home leave; (4) $42,563 for tax services; and (5) $16,542 for Company-provided automobile and related expenses.

(b)	The amount for Mr. Chambers consists of (1) $769,421 for tax gross-up payments and (2) $212,850 for tax equalization payments related to Ms. Chambers’ expatriate assignment.

(7)	Mr. Sheahan served as Chief Financial Officer and Treasurer through June 9, 2021, and became President and Chief Executive Officer effective June 10, 2021.

(8)	Mr. Lowe served as President, Worldwide Process Division through June 9, 2021, and became Chief Financial Officer and Treasurer effective June 10, 2021.

(9)

Mr. Johnson served as President, Worldwide Contractor Equipment Division through December 31, 2023, and became Chief Commercial Development Officer effective January 1, 2024, in which capacity he will support the Contractor Equipment Division leadership transition to his successor, as well as facilitate various commercial and cross-divisional initiatives. Mr. Johnson has advised the Company of his intention to retire in the first quarter of 2025.

Graco Inc. 2024 Proxy Statement

Grants of Plan-Based Awards in 2023

On February 17, 2023, the MOCC awarded a non-qualified stock option to each executive officer, including the NEOs, under the 2019 Plan. The amounts shown in the table below in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of common shares covered by the stock option granted to each NEO. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

Under the Incentive Bonus Plan, the payout upon achievement of applicable financial measures ranges from a minimum of 0% to a maximum of 150% of base salary for Mr. Sheahan and a minimum of 0% to a maximum of 105% of base salary for the other NEOs.

Grants of Plan-Based Awards for Fiscal Year Ended December 29, 2023

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(1)	Closing Market Price of Common Stock on Grant Date ($/sh)(1)	Grant Date Fair Value of Stock or Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Mark W. Sheahan	2/17/2023				245,530	71.47	72.47	5,499,872
		0	985,000	1,477,500
David M. Lowe	2/17/2023				37,940	71.47	72.47	849,856
		0	314,580	471,870
Christian E. Rothe	2/17/2023				22,320	71.47	72.47	499,968
		0	378,420	567,630
Dale D. Johnson	2/17/2023				22,320	71.47	72.47	499,968
		0	396,480	594,720
Caroline M. Chambers	2/17/2023				22,320	71.47	72.47	499,968
		0	265,720	398,580

(1)

The 2019 Plan requires the exercise price of an option to be the fair market value of the shares on the date of the grant. The fair market value of the shares is defined as the last sale price on the day preceding the date of grant, unless otherwise determined by the MOCC. The MOCC has not changed this definition.

(2)	The aggregate grant date fair value of the award was calculated in accordance with U.S. accounting standards, using a value of $22.40 per share.

Graco Inc. 2024 Proxy Statement

Outstanding Equity Awards at 2023 Fiscal Year End

The following table summarizes the outstanding equity awards held by each Named Executive Officer on December 29, 2023:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(1, 2)		Option Exercise Price ($)(2)	Option Expiration Date
		Exercisable (#)	Unexercisable (#)			Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark W. Sheahan	2/17/2023	0	245,530	71.4700	2/17/2033
	2/18/2022	59,022	177,068	71.7300	2/18/2032
	6/10/2021	68,745	68,745	73.7000	6/10/2031
	2/12/2021	25,480	25,480	71.9200	2/12/2031
	2/14/2020	45,142	15,048	56.3500	2/14/2030
	2/15/2019	49,180	0	45.5600	2/15/2029
	2/16/2018	35,180	0	43.9000	2/16/2028
	2/17/2017	52,620	0	30.3467	2/17/2027
	2/12/2016	63,510	0	23.8467	2/12/2026
	2/13/2015	47,130	0	24.7934	2/13/2025
	2/14/2014	43,080	0	24.9334	2/14/2024
David M. Lowe	2/17/2023	0	37,940	71.4700	2/17/2033
	2/18/2022	9,835	29,505	71.7300	2/18/2032
	2/12/2021	14,155	14,155	71.9200	2/12/2031
	2/14/2020	28,590	9,530	56.3500	2/14/2030
	2/15/2019	36,880	0	45.5600	2/15/2029
	2/16/2018	33,220	0	43.9000	2/16/2028
	2/17/2017	51,360	0	30.3467	2/17/2027
	2/12/2016	63,510	0	23.8467	2/12/2026
	2/13/2015	47,130	0	24.7934	2/13/2025
	2/14/2014	43,080	0	24.9334	2/14/2024
Christian E. Rothe	2/17/2023	0	22,320	71.4700	2/17/2033
	2/18/2022	6,557	19,673	71.7300	2/18/2032
	2/12/2021	14,155	14,155	71.9200	2/12/2031
	2/14/2020	30,090	10,030	56.3500	2/14/2030
	2/15/2019	40,980	0	45.5600	2/15/2029
	2/16/2018	54,730	0	43.9000	2/16/2028
	2/17/2017	65,760	0	30.3467	2/17/2027
	2/12/2016	79,380	0	23.8467	2/12/2026
Dale D. Johnson	2/17/2023	0	22,320	71.4700	2/17/2033
	2/18/2022	6,557	19,673	71.7300	2/18/2032
	2/26/2021					25,000	(3)	2,169,000	(4)
	2/12/2021	16,275	16,275	71.9200	2/12/2031
	2/14/2020	31,597	10,533	56.3500	2/14/2030
	2/15/2019	40,980	0	45.5600	2/15/2029
	2/16/2018	35,180	0	43.9000	2/16/2028
	2/17/2017	52,620	0	30.3467	2/17/2027
	2/12/2016	63,510	0	23.8467	2/12/2026
Caroline M. Chambers	2/17/2023	0	22,320	71.4700	2/17/2033
	2/18/2022	6,557	19,673	71.7300	2/18/2032
	2/12/2021	14,155	14,155	71.9200	2/12/2031
	2/14/2020	25,575	8,525	56.3500	2/14/2030
	2/15/2019	32,780	0	45.5600	2/15/2029
	2/16/2018	27,360	0	43.9000	2/16/2028
	2/17/2017	43,830	0	30.3467	2/17/2027
	2/12/2016	51,600	0	23.8467	2/12/2026
	2/13/2015	32,280	0	24.7934	2/13/2025

(1)	All options have a 10-year term and become exercisable in equal installments over four years, beginning with the first anniversary of the grant date.

(2)	Adjusted for three-for-one stock split completed December 27, 2017.

Graco Inc. 2024 Proxy Statement

(3)

The restricted stock units will vest in full on December 31, 2024, subject to Mr. Johnson’s continued employment through that date. If Mr. Johnson’s employment terminates for any reason other than death, disability or termination by the Company without cause, all restricted stock units will be forfeited.

(4)	Market value determined using the closing market price of $86.76 per share of common stock on the last day of the fiscal year multiplied by the number of restricted stock units granted.

Option Exercises and Stock Vested in 2023

The following table summarizes the options exercised by each Named Executive Officer in 2023:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mark W. Sheahan	0	0
David M. Lowe	54,000	2,731,860
Christian E. Rothe	0	0
Dale D. Johnson	90,210	4,914,536
Caroline M. Chambers	27,060	1,480,959

(1)	The value realized on the exercise of stock options is the difference between the market price of Graco common stock at exercise and the exercise price of the stock option.

Change of Control and Post-Termination Payments

Summary of the Key Employee Agreement

The MOCC reviews the form of Key Employee Agreement on a periodic basis in consultation with the executive compensation consultant and legal advisors. As discussed above, in November 2023, the MOCC approved certain changes to the form of Key Employee Agreement, principally to account for developments in local laws related to non-competition agreements that may apply to persons hired or promoted to be executive officers of the Company following such approval, depending on their location (the “New Key Employee Agreement”). These changes do not impact the Key Employee Agreements we entered into with our executive officers prior to such approval (the “Legacy Key Employee Agreement”), which remain unchanged. In addition, we anticipate that, in cases where the local laws applicable to a person hired or promoted to be an executive officer of the Company following such approval do not require these changes, the Legacy Key Employee Agreement will be offered to such person. Where applicable, the following summary of the Key Employee Agreement highlights the material differences between the terms of the New Key Employee Agreement and the Legacy Key Employee Agreement.

The Key Employee Agreement provides for payment of the following benefits if the Company terminates the employment of an executive officer involuntarily without Cause (as defined below) prior to a Change of Control (as defined below):

•	Pro-rata bonus for the year of termination based on actual performance;

•	Severance pay equal to one times (two times for CEO) base salary plus bonus based on the target level of performance for the year of termination, payable over the severance period;

•	Continued medical, dental and life insurance for 12 months (18 months for CEO), up to a maximum of 18 months;

•	Outplacement services; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement if the executive officer is the prevailing party.

The Key Employee Agreement provides for payment of the following benefits if, within two years after a Change of Control, the Company without Cause terminates an executive officer’s employment involuntarily or if the executive officer resigns for Good Reason (as defined below):

•	Pro-rata bonus for the year of termination based on performance at the target level;

•

Severance pay equal to two times (three times for CEO) the sum of base salary plus bonus based on the target level of performance for the year of termination, payable in a lump sum six months after the termination date or over the severance period (if the Change of Control does not conform to the requirements of Internal Revenue Code (the “Code”) Section 409A);

Graco Inc. 2024 Proxy Statement

•	Continued medical, dental and life insurance for 18 months;

•	Attribution of two years (three years for CEO) service credit for purposes of nonqualified excess benefit pension plan; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement if the executive officer is the prevailing party.

The Key Employee Agreement does not provide for a gross-up of income taxes (and excise taxes related to such gross-up payment) due under the “excess parachute” provisions of Section 280G of the Code in the event the Company terminates an executive officer’s employment involuntarily without Cause or if the executive officer resigns for Good Reason within two years after a Change of Control. Instead, the Key Employee Agreement includes a “best of net” provision to address any potential parachute payments subject to Section 280G of the Code.

The definition of “Change of Control” in the Key Employee Agreements generally includes: (i) acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; (ii) change of 50% or more of the Board members, without Board approval; and (iii) consummation of a merger or other business combination unless our Company’s shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied.

As used in the Key Employee Agreement, “Cause” means: (i) conviction of, or guilty or no contest plea to, any felony or other criminal act involving moral turpitude; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the executive officer’s employment or otherwise likely to cause material harm to our Company or its reputation; (iii) a willful and material violation of our Company’s written policies or codes of conduct; (iv) wrongful appropriation of our Company’s funds or property or other material breach of the executive officer’s fiduciary duties to our Company; or (v) the willful and material breach of the Key Employee Agreement by the executive officer.

As used in the Key Employee Agreement, “Good Reason” means: (i) assignment of duties materially inconsistent with, or other material diminution of, the executive officer’s duties, responsibilities or authority as in effect immediately prior to the Change of Control; (ii) material reduction in the executive officer’s annual compensation as in effect immediately prior to the Change of Control; (iii) relocation of the executive officer to a location more than 50 miles from where the executive officer was based immediately prior to the Change of Control, or requiring the executive to travel to a substantially greater extent; or (iv) failure by our Company to assign the Key Employee Agreement to a successor.

Under the Key Employee Agreement, the executive officer agrees to protect our Company’s confidential information. The Legacy Key Employee Agreement includes an agreement by the executive officer to not compete with our Company or solicit employees for one year (two years for CEO) after termination of employment (or, if the executive officer’s employment is terminated involuntarily other than for Cause prior to a Change of Control, the non-compete covenant may expire after the executive officer is no longer receiving severance payments). The non-compete restriction does not apply if the executive officer’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within two years after a Change of Control. The New Key Employee Agreement does not contain a covenant not to compete with our Company and nothing in the New Key Employee Agreement prohibits the executive officer from competing with our Company. However, if the executive officer in fact competes with our Company during the one-year period (two-year period for CEO) following termination of employment, the Company is not obligated to pay to the executive officer any further severance payments to which he or she is otherwise entitled as described above and, if the executive officer has previously received any such severance payment, he or she must return it to the Company, in each case with the exception of that portion of severance equal to one month’s base salary.

In order to receive severance, the executive officer must sign a release of claims in favor of our Company and be in compliance with the terms of the Key Employee Agreement. The term of the Key Employee Agreement for each Named Executive Officer is one year, followed by automatic annual renewals, unless either party gives six months’ notice of non-renewal.

Except as indicated above with respect to the CEO, each Named Executive Officer is party to the same form of Key Employee Agreement (in each case being the Legacy Key Employee Agreement).

Other Compensation and Benefits Payable Upon a Change of Control or Certain Terminations

Each NEO is eligible for the benefits described in this section as part of our Company’s standard practice or policy; however, the benefits are not triggered by any specific termination reason. Incremental amounts for each of these benefits are disclosed in the Summary Compensation Table, Potential Payments Upon Termination or Following a Change of Control table, or Pension Benefits table.

Graco Inc. 2024 Proxy Statement

Pursuant to the Incentive Bonus Plan, each participant is eligible to receive a prorated bonus based on the amount of base salary earned during the fiscal year and the bonus percentage actually paid for that year for an employment termination due to death, disability or retirement. Unvested stock option awards provided to any executive officer will automatically accelerate and the options will become fully vested in the event of a Change of Control of our Company or if the executive officer’s employment is terminated due to death, disability or retirement. All unvested restricted stock provided to any executive officer will automatically be accelerated and fully vested in the event of a Change of Control of our Company or if the executive officer’s employment is terminated due to death or disability.

Participants in the Graco Employee Retirement Plan and the Graco Restoration Plan are entitled to receive the accumulated pension benefits over their lifetime, over a specific defined time or at the time of their retirement. These amounts are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table.

Upon any termination of employment, all employees are eligible to receive payment for any credited but unused paid time off. Each Named Executive Officer would receive reimbursement for any miscellaneous travel and spousal travel perquisites and associated tax gross-up payments incurred during the fiscal year.

The following table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all U.S. salaried employees, provided upon a Change of Control or termination of employment for each of the Named Executive Officers, calculated as if the Change of Control or termination of employment had occurred on December 29, 2023:

Potential Payments Upon Termination or Following a Change of Control at December 29, 2023

Name	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control(1) ($)	Involuntary (Not for Cause) Termination(2) ($)	Retirement ($)	Death(3) ($)	Disability(4) ($)
Mark W. Sheahan	13,024,937	4,366,634	389,100	1,374,100	642,276
David M. Lowe	3,378,059	1,031,059	251,300	701,300	512,900
Christian E. Rothe	3,028,722	944,788	0	541,000	258,000
Dale D. Johnson	8,141,291	3,732,609	584,900	3,320,900	3,013,448
Caroline M. Chambers	2,706,886	924,542	261,700	641,700	519,700

(1)	The amounts represent aggregated payments if a Change of Control and qualifying termination of employment occurred on December 29, 2023, which include:

•

Severance payment under the Key Employee Agreement. Upon certain terminations of employment within two years following a Change of Control, Mr. Sheahan is entitled to a severance payment equal to the sum of three times his base salary plus target annual bonus and the other NEOs are entitled to a severance payment equal to the sum of two times their base salary plus target annual bonus.

•

The intrinsic value of restricted stock units where vesting would be accelerated. The value of restricted stock units is determined by multiplying the number of restricted stock units by the closing price of common stock on December 29, 2023.

•

The intrinsic value (or spread between the exercise and market price) of the stock options whose exercisability would be accelerated. The value of accelerated stock options is determined by multiplying the number of unvested options by the difference between the closing share price on December 29, 2023, and the option exercise price.

•

Annual incremental qualified pension and restoration benefit amount. Actuarial annual retirement benefit amount of the accumulated benefit and the accompanying valuation method and assumptions applied for the qualified Graco Employee Retirement Plan and the nonqualified Graco Restoration Plan may be found in the Pension Benefits table and the accompanying narrative on page 38. The incremental benefit amount was determined using additional pay and earnings based on December 29, 2023, base pay and target bonus amounts. The Change of Control annual retirement benefit amount providing for additional years of service credit is calculated as of the earliest possible benefit commencement date. Assuming a December 29, 2023 termination date, current year bonus would be paid in accordance with the Incentive Bonus Plan. See the Non-Equity Incentive Plan Compensation column and accompanying footnotes in the Summary Compensation Table on page 31.

Graco Inc. 2024 Proxy Statement

•	The value of other benefits (post-employment health and dental care premiums and life insurance premiums).

Under the Key Employee Agreement, the payment may be reduced in situations where the NEO would otherwise be subject to excise tax liability under Section 280G of the Code if the amount of such reduced payment would be greater than the full payment less the excise tax. The amounts in the table above do not reflect any reductions that might be made.

(2)

Reflects two years of base salary and target annual bonus for Mr. Sheahan and one year of base salary and target annual bonus for the other NEOs; annual incremental qualified pension and restoration benefit amount; and the value of other benefits (post-employment health and dental care premiums and life insurance premiums). Should our Company elect to extend the non-compete duration beyond one year, the payment amount for the NEOs, except for Mr. Sheahan, would increase.

(3)	Reflects life insurance benefit and, for Messrs. Sheahan, Lowe, and Johnson, and Ms. Chambers, annual incremental qualified pension and restoration benefit amount.

(4)

Assumes NEO is not age 65 or above and disabled for a full calendar year. Benefit reflects an annualized amount that would be paid on a monthly basis and would cease if NEO reaches their Social Security normal retirement age or is no longer disabled. In addition, for Messrs. Sheahan, Lowe and Johnson, and Ms. Chambers, reflects annual incremental qualified pension and restoration benefit amount.

Retirement Benefits

Graco Employee Retirement Plan

The Graco Employee Retirement Plan – Blue (2017 Statement) (the “Retirement Plan”) is a funded, tax-qualified defined benefit pension plan designed to coordinate with Social Security benefits to provide a basic level of retirement benefits for all eligible employees. Eligible executive officers participate in the Retirement Plan on the same terms as the rest of our eligible employees. The Retirement Plan is frozen to employees hired on or after January 1, 2006. Each of the Named Executive Officers is eligible for benefits under the Retirement Plan, except for Mr. Rothe, as he was hired by the Company after January 1, 2006.

Benefits for those eligible under the Retirement Plan consist of a fixed benefit, which is designed to provide a retirement income at age 65 of 43.5% of a participant’s average monthly compensation, less 18% of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years’ cash compensation during the last ten years of service, divided by sixty. The Retirement Plan defines eligible cash compensation as base salary, holiday pay, income earned outside of the United States but paid in the United States, annual bonus, CEO award, sales incentive, area differential, short-term disability payments, vacation pay, paid out accrued vacation, deferrals made under a cash or deferred agreement under Code Section 401(k), contributions to a plan established under Code Section 125, and transit and parking reimbursements made under Code Section 132. Benefits under the Retirement Plan vest upon five years of benefit service. Normal retirement age is defined as age 65 or age 62 with at least 30 years of service. Early retirement is available to participants age 55 or older with 5 years of vesting service. The monthly amount of a participant’s benefit when retiring prior to age 65, or age 62 with less than 30 years of benefit service, will be reduced by 0.5% for each month by which a participant’s benefit is to begin prior to the participant turning age 65 (or age 62, as the case may be). If a participant continues in employment with the Company after the participant’s normal retirement date, payment of the benefit shall be suspended for each calendar month during which the participant continues employment.

The default form of pension benefit is a single life annuity that provides a monthly benefit for the life of the participant. A participant may elect an optional form of payment. The optional forms available are a joint and survivor annuity or a term certain annuity. A joint and survivor annuity is an annuity that is payable monthly to and for the lifetime of the participant with a survivor annuity that is payable monthly after the participant dies to and for the lifetime of a participant’s designated joint annuitant in an amount equal to 50%, 66 2/3%, 75% or 100% (as elected by the participant) of the amount payable during the joint lives of the participant and the designated joint annuitant. The value of the amounts payable in the joint and survivor annuity form of pension shall be actuarially equivalent to the value of the amounts payable in the single life annuity form of pension. A term certain annuity is a form of annuity that is payable monthly to and for the lifetime of the participant or, if longer, for 120 or 180 months, as elected by the participant before the participant’s pension is to begin.

Graco Inc. 2024 Proxy Statement

Graco Restoration Plan

Because the Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Restoration Plan (2005 Statement) (the “Graco Restoration Plan” or the “Restoration Plan”). This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible executives and other highly compensated employees as a replacement for the retirement benefits limited under the Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code or who have experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan. The Restoration Plan provides comparable level retirement benefits as a percentage of compensation as those provided to other employees.

An employee who is a participant in the Retirement Plan and who has experienced a legislative reduction in benefits under the Retirement Plan due to limitations imposed by Section 415 of the Code, Section 401(a)(17) of the Code, or who has experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan (2005 Restatement), and is selected for participation, is eligible to participate in the Restoration Plan.

Benefits under the Restoration Plan supplement the benefits under the Retirement Plan. The Restoration Plan will pay to a participant as a benefit the amount by which the benefit under the Retirement Plan is exceeded by the benefit to which the participant would have been entitled under the Retirement Plan if the benefit limitations under Section 415 of the Code and the compensation limitations of Section 401(a)(17) of the Code did not apply. The Restoration Plan provides for several default forms of distribution. If the participant is single at the time distribution of the participant’s benefit is to commence, the participant’s benefit is to be paid in a single life annuity. If the participant is married at the time distribution of the participant’s benefit is to commence, the participant’s benefit is to be paid in the form of a joint and survivor annuity. The joint and survivor annuity will be paid over the life of the participant and the participant’s spouse, with a reduced annuity paid to the survivor after the death of the participant or the participant’s spouse. Alternatively, a participant may elect any of the distribution options available under the Retirement Plan or a lump sum option. A participant may elect to change the form of distribution to one of the optional forms of distribution. If the participant’s form of payment prior to electing one of the alternate forms is an annuity and the alternate form elected is an actuarially equivalent annuity, the benefit will commence on the same date that the benefit would have been paid but for the election to change the form. If a participant wishes to elect the lump sum option or any option which does not meet the conditions listed above, the election will not take effect until the date that is twelve months after the date on which the participant made the election, and the distribution will be delayed for at least five years after the distribution would have otherwise been made absent the election unless the participant elected a lump sum for the prospective benefits earned after December 31, 2010.

A participant’s benefit will commence on the first day of the month after the later of: (i) the date the participant attains age 62; or (ii) the participant separates from service. In the case of a distribution to a specified employee (as defined in Section 409A of the Code), where commencement is based on the specified employee’s separation from service, the date that the distribution will commence will be the first day of the month following the date that is six months after the specified employee’s separation from service.

If the value of a participant’s benefit under the Restoration Plan is $10,000 or less as of the date the benefit of a participant is to commence, the benefit will be paid in a single lump sum. There is no cap on the maximum benefits under the Restoration Plan.

The actuarial present values of accumulated benefits as of December 29, 2023 for both the Retirement Plan and Restoration Plan are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table below. The actuarial present values are based on the valuation method and the assumptions applied in the calculations referenced in footnote 1 to the Pension Benefits table.

Graco Inc. 2024 Proxy Statement

Pension Benefits at 2023 Fiscal Year End

Name(3)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1, 2) ($)	Payments During Last Fiscal Year ($)
Mark W. Sheahan	Graco Employee Retirement Plan	28.3	1,228,000	—
	Graco Restoration Plan	28.3	4,144,000	—
David M. Lowe	Graco Employee Retirement Plan	28.9	1,194,000	—

	Graco Restoration Plan	28.9	1,558,000	—
Dale D. Johnson	Graco Employee Retirement Plan	47.9	1,922,000	—
	Graco Restoration Plan	47.9	4,245,000	—
Caroline M. Chambers	Graco Employee Retirement Plan	31.9	1,413,000	—

	Graco Restoration Plan	31.9	1,599,000	—

(1)

Information concerning the assumptions used in accounting for retirement benefits may be found in Item 8, Financial Statements and Supplementary Data, Note J to the Consolidated Financial Statements in our 2023 Annual Report on Form 10-K.

(2)	Benefits for both the Retirement Plan and the Restoration Plan are based on either age 65 or the earliest date the NEO would receive unreduced benefits.

(3)

Based on age and credited years of service, Mr. Sheahan and Ms. Chambers are eligible for early retirement benefits, and Messrs. Lowe and Johnson are eligible for unreduced benefits, under the Retirement Plan and the Restoration Plan.

Nonqualified Deferred Compensation

The Graco Inc. Deferred Compensation Plan (2005 Statement) (the “Deferred Compensation Plan”) is a nonqualified, unfunded deferred compensation plan intended to meet the requirements of Section 409A of the Code. Our Company has purchased insurance contracts on the lives of certain employees who are eligible to participate in the Restoration Plan and the Deferred Compensation Plan to fund the Company’s liability under these plans. These insurance contracts are held in trust and are available to general creditors in the event of the Company’s insolvency. Only a select group of management and highly compensated employees are eligible to participate in the Deferred Compensation Plan.

A participant in the Deferred Compensation Plan may elect to defer 1% to 50% of their base salary or sales incentive advances and/or 1% to 100% of their annual bonus and year-end sales incentive award. The Deferred Compensation Plan uses measurement funds to value the performance of the participants’ accounts. Participants can select one or more measurement funds and allocate their accounts in whole percentages. Participants have the ability to change their measurement funds on a daily basis. Participants are fully vested in the funds credited to their account at all times.

Upon enrollment in the Deferred Compensation Plan, the participant elects the year distributions are to begin, which may coincide with the participant’s separation from service, and the form of distribution. The participant may elect a one-time change to the year in which the distribution is to begin. A change will delay the first distribution date for at least five years after the date the distributions would have begun under the original election. Participants have the ability to select between the following distribution forms: lump sum or annual installments for five, ten or fifteen years. In the event of a distribution made in connection with the participant’s separation from service, the account will be distributed as soon as administratively possible in the January next following the date of separation from service. For a specified employee (as defined by Code Section 409A), distributions made due to a separation from service will be delayed until the first of the month following the date that is six months after the date the specified employee separated from service.

Nonqualified Deferred Compensation at 2023 Fiscal Year End

As of December 29, 2023, Ms. Chambers was the only named executive officer contributing to the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year (2023) ($)	Registrant Contributions in Last Fiscal Year (2023) ($)(1)	Aggregate Earnings in Last Fiscal Year (2023)(2) ($)	Aggregate Withdrawals/ Distributions in 2023 ($)	Aggregate Balance as of 12/29/2023 ($)(3)
Caroline Chambers	—	—	45,203	—	336,751

Graco Inc. 2024 Proxy Statement

(1)	The Company has not made any contributions to Ms. Chambers’ account, and she has not received any earnings on deferred compensation that are above-market or preferential.

(2)

Participants are permitted to choose to have their account balance indexed to crediting rate alternatives that generally mirror the investment choices and actual rates of return available under the Company’s 401(k) plan.

(3)

This amount represents cash compensation from prior years that are not included in the Summary Compensation for any prior year because Ms. Chambers first became an NEO for 2023 and related earnings on such deferrals.

CEO Succession Planning

Our Board is responsible for reviewing and approving management’s succession plan for key executive positions and for establishing a succession plan for our CEO position. The MOCC is responsible for overseeing executive management succession planning and management organization. Annually, our CEO, together with our CHRO, present to our Board an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. In addition, our Board annually reviews and discusses succession planning for our CEO position. In doing so, the Board considers our Company’s current and future business and leadership needs, the identification of candidates who may be able to serve as our principal executive officer in an emergency, the development of potential candidates who may be able to serve as our principal executive officer in the longer-term, and progress made by those potential candidates in their development over the past year. Our Board has access to senior executives and key management from time to time through presentations to the full Board and one-on-one meetings with individual directors.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). In 2023, the annual total compensation of our CEO was $9,236,066, and the annual total compensation of our median employee was $88,426, resulting in a ratio of approximately 104 to 1.

To identify our median employee, we generated a list of all individuals employed by the Company and its consolidated subsidiaries as of December 29, 2023, excluding our CEO. We did not exclude any non-U.S. employees from the list. We then used base compensation (defined as base salary or wages) for calendar 2023 as the consistently applied compensation measure for all employees, and sorted the list based on this measure to identify the median compensation of our employees. Compensation in currencies other than the U.S. dollar was converted into U.S. dollars at the applicable exchange rate in effect as of December 29, 2023. We identified an employee at the median of base compensation, and then calculated the total annual compensation of the identified median employee for 2023 using the same methodology we used to calculate the annual total compensation of our CEO in the Summary Compensation Table.

The SEC’s rules for identifying the median employee, calculating the median employee’s annual total compensation, and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Graco Inc. 2024 Proxy Statement

Pay Versus Performance
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
the table below discloses, for the last four fiscal years: (i) the total compensation paid (as reported in the Summary Compensation Table (“SCT”)) and the compensation actually paid (“CAP”) to the individuals who served as the CEO; (ii) the average of the total compensation paid (as reported in the SCT) and the average CAP to the individuals who served as non-CEO
Named Executive Officers (“NEOs”); (iii) the cumulative total shareholder return of the Company and peer group cumulative total shareholder return; (iv) net income; and (v) net sales.

Graco Inc. 2024 Proxy Statement

Year	Summary Compensation Table Total for Current CEO (1) ($)	Compensation Actually Paid to Current CEO (1)(4) ($)	Summary Compensation Table Total for Former CEO (2) ($)	Compensation Actually Paid to Former CEO (2)(4) ($)	Average Summary Compensation Table Total for Non-CEO NEOs (3) ($)	Average Compensation Actually Paid to Non-CEO NEOs (3)(4) ($)	Value of Initial Fixed $100 Investment (5) Based On:		Net Income (in thousands) ($)	Net Sales (7) (in thousands) ($)
							Cumulative Total Shareholder Return ($)	Peer Group Cumulative Total Shareholder Return (6) ($)
2023	9,236,066	10,871,942	—	—	1,948,817	2,226,741	175	160	506,511	2,195,606
2022	6,417,072	6,011,113	—	—	1,324,147	1,237,294	134	126	460,645	2,143,521
2021	5,422,139	5,758,222	1,686,160	2,042,742	1,901,127	1,896,267	158	144	439,866	1,987,608
2020	—	—	8,992,789	8,345,564	1,576,933	1,674,459	141	116	330,456	1,650,115

(1)	Mark W. Sheahan became President and Chief Executive Officer effective June 10, 2021.

(2)	Patrick J. McHale served as President and Chief Executive Officer from June 2007 through June 9, 2021.

(3)
The
non-CEO
NEOs were as follows: David M. Lowe, Dale D. Johnson, Christian E. Rothe and Caroline M. Chambers (2023); David M. Lowe, Dale D. Johnson, Christian E. Rothe and Jeffrey P. Johnson (2022 and 2021); and Mark W. Sheahan, Dale D. Johnson, Christian E. Rothe and Jeffrey P. Johnson (2020).

(4)	The table below sets forth the amounts deducted from and added to SCT total compensation to calculate CAP to Mr. Sheahan and average CAP to the non-CEO NEOs for 2023.

Adjustments	Current CEO ($)	Average of Non-CEO NEOs ($)
Total Compensation from SCT	9,236,066	1,948,817
Adjustments for defined benefit and actuarial pension plans:
Subtract aggregate change in the actuarial present value of accumulated benefits under all defined benefit and pension plans reported in the SCT	1,425,000	127,750
Add service cost	398,000	82,250
Add prior service cost	0	0
Adjustments for stock and option awards:
Subtract SCT amounts of stock and option awards	5,499,872	587,440
Add fair value at year-end of awards granted during fiscal year 2023 that are outstanding and unvested at year-end	6,459,894	689,980
+/- The difference between fair value of awards from the end of fiscal year 2022 to the end of fiscal year 2023 for awards granted in any prior fiscal year that are outstanding and unvested at year-end	1,390,782	175,534
Add the fair value as of the vesting date for awards granted and vesting during fiscal year 2023	312,072	45,350
+/- The change in fair value from the end of fiscal year 2022 to the vesting date for awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied during fiscal year 2023	0	0
Subtract fair value at end of prior year for awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during fiscal year 2023	0	0
Add dividends or other earnings paid on stock or option awards in 2023 prior to vesting if not otherwise included in total compensation for fiscal year 2023	0	0
Compensation Actually Paid (as calculated)	10,871,942	2,226,741

(5)
Total shareholder return is calculated based on a fixed investment of one hundred dollars measured from the market close on the last trading day of fiscal 2019 through and including the end of each fiscal year reported in the table.

(6)
The peer group used in this Pay Versus Performance table is the Dow Jones U.S. Industrial Machinery Index, which is the same peer group the Company uses for purposes of the stock performance graph in our Annual Report on Form
10-K.

(7)
Our Company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2023 to our Company’s performance, is Net Sales.

Graco Inc. 2024 Proxy Statement

Most Important Financial Measures
The table below lists the most important financial performance measures used by the Company to link CAP to the Company’s NEOs to Company performance.

Most Important Financial Performance Measures
Net Sales
Incentive Earnings Per Share (“EPS”)
Divisional Net Sales
Divisional Incentive EPS
Regional Net Sales
Regional Incentive EPS
As further described in the Compensation Discussion and Analysis section of this Proxy Statement, Incentive Bonus Plan targets are weighted 40% corporate Net Sales and 60% corporate Incentive EPS for the CEO and CFO; 20% corporate Net Sales, 30% corporate Incentive EPS, 20% worldwide Divisional Net Sales and 30% worldwide Divisional Incentive EPS for NEOs with divisional leadership responsibility; and 20% corporate Net Sales, 30% corporate Incentive EPS, 20% Regional Net Sales and 30% Regional Incentive EPS for NEOs with regional leadership responsibility.
Incentive EPS, worldwide Divisional Incentive EPS and Regional Incentive EPS exclude certain purchase accounting and
o
ne-time
transaction costs related to acquisitions and divestitures, the initial valuation of acquisitions and potential earn out adjustments, and the effects of excess tax benefits from stock option exercises.
Description of Certain Relationships
The charts below provide a graphic description of the relationship: (i) between the Company’s cumulative total shareholder return and peer group cumulative total shareholder return; (ii) between (A) CAP to each CEO and the average CAP to the non-CEO
NEOs, and (B) the Company’s cumulative total shareholder return; (iii) between (A) CAP to each CEO and the average CAP to the non-CEO
NEOs, and (B)
the C
ompany’s net income; and (iv) between (A) CAP to each CEO and the average CAP to the non
-CEO
NEOs, and (B) the Company’s Net Sales.

Graco Inc. 2024 Pro
xy Stat
ement

Graco Inc. 2024 Proxy Statement

Supplemental Pay Versus Performance Disclosure
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, paying for performance is the cornerstone of the Company’s compensation philosophy and program. The MOCC uses Net Sales and Incentive EPS growth as the sole metrics for our short-term cash incentive plan, and stock options as the sole vehicle for our long-term incentive plan, to motivate our executive officers to attain annual and long-term goals and operational growth for the Company, and to align our executive officers’ interests with our shareholders’ interests in creating long-term shareholder value. As depicted in the chart below, over the past 10 years, the Company’s cumulative total shareholder return has been 284% versus 211% for the S&P 500 and 193% for the Dow Jones U.S. Industrial Machinery Index. The MOCC believes these results demonstrate the use of Net Sales and Incentive EPS growth as the sole metrics in our short-term incentive program and stock options
as the sole vehicle in our long-term incentive program have been highly effective in aligning our executive officers’ interests with our shareholders’ interests in creating shareholder value over the long term.

Graco Inc. 2024 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares that may be issued under our Company’s various equity incentive and purchase plans as of December 29, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,903,837	$49.09	16,166,502

Graco Inc. 2024 Proxy Statement

BENEFICIAL OWNERSHIP OF SHARES

Director and Executive Officer Beneficial Ownership

The following table shows the number of common shares of our Company beneficially owned by each director, each nominee for election as director, the Named Executive Officers and by all current directors and executive officers as a group as of February 26, 2024. Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1, 2)	Percent of Common Stock Outstanding(3)	Deferred Stock(2)
Heather L. Anfang	1,485	—	794
Archie C. Black(4)	2,881	—	1,057
Brett C. Carter	18,529	—	1,289
Caroline M. Chambers	318,604	—	—
Eric P. Etchart	118,744	—	14,928
Jody H. Feragen	92,801	—	10,339
J. Kevin Gilligan	117,833	—	92,441
Dale D. Johnson(5)	446,395	—	—
David M. Lowe(5)	941,011	—	—
Lee R. Mitau	257,514	—	192,595
Martha A. Morfitt	296,059	—	110,328
Christian E. Rothe	363,670	—	—
Mark W. Sheahan(5, 6)	711,124	—	—
R. William Van Sant	42,862	—	76,384
Kevin J. Wheeler	36,012	—	5,305
All current directors and executive officers as a group (27 persons)(5, 6)	4,512,816	2.63%	505,464

(1)

Includes shares which the non-employee directors and executive officers have a right, as of April 26, 2024, to acquire beneficial ownership of upon the exercise of vested stock options, in the following amounts: Ms. Anfang (1,485 shares), Mr. Black (1,540 shares), Mr. Carter (16,012 shares), Ms. Chambers (261,877), Mr. Etchart (77,732 shares), Ms. Feragen (55,732 shares), Mr. Gilligan (73,732 shares), Mr. Johnson (277,527 shares), Mr. Lowe (320,607 shares), Mr. Mitau (90,052 shares), Ms. Morfitt (103,990 shares), Mr. Rothe (338,087 shares), Mr. Sheahan (628,575 shares), Mr. Van Sant (42,862 shares) and Mr. Wheeler (36,012 shares). The aggregate number of shares which all current non-employee directors and executive officers have the right to acquire by this method is 499,149 and 2,426,842 respectively.

(2)

Beneficial ownership excludes shares of deferred stock credited to each individual non-employee director’s deferred stock account as of February 26, 2024. Upon termination of the director’s service on the Board, the non-employee director will be paid the balance in his or her deferred stock account through the issuance of Graco shares, either in a lump sum or installments, starting January 10 of the year following the separation of the non-employee director from service. The information in the column “Deferred Stock” is not required by the rules of the Securities and Exchange Commission because the deferred stock shares carry no voting rights and the non-employee director has no right or ability to convert the deferred stock shares to common stock within 60 days of February 26, 2024. Nevertheless, we believe this information provides a more complete picture of the financial stake our directors have in our Company.

(3)	Less than 1% if no percentage is given.

(4)	Includes 1,341 shares of common stock held in a charitable foundation over which Mr. Black has investment control.

(5)

Includes 16,833 shares which are held indirectly through the Graco Employee Stock Ownership Plan. Shares are held by the Named Executive Officers in the following amounts: Mr. Johnson (9,254 shares), Mr. Lowe (1,436 shares) and Mr. Sheahan (1,437 shares). The balance of the 16,833 shares is held by other executive officers. The NEOs have voting and investment power over their respective shares.

(6)	Includes 2,892 shares held by Mr. Sheahan’s spouse.

Graco Inc. 2024 Proxy Statement

Principal Shareholder Beneficial Ownership

The following table identifies each person or group known to our Company to beneficially own, as of December 31, 2023, more than 5% of the outstanding common stock of the Company, the only class of security entitled to vote at the Meeting:

Name and Address of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	19,063,598	11.3%

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	17,229,664	10.21%

(1)

In a Schedule 13G/A filed with the Securities and Exchange Commission on January 24, 2024, BlackRock, Inc. reported that, as of December 31, 2023, it has sole voting power over 17,866,515 shares, shared voting power over 0 shares, sole dispositive power over 19,063,598 shares and shared dispositive power over 0 shares.

(2)

In a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024, The Vanguard Group reported that, as of December 29, 2023, it has sole voting power over 0 shares, shared voting power over 96,316 shares, sole dispositive power over 16, 995,273 shares and shared dispositive power over 234,391 shares.

Delinquent Section 16(a) Reports

Our Company’s executive officers, directors, and 10% shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company’s securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.

Based upon its review of the reports and any amendments made thereto furnished to our Company, or written representations that no reports were required, management believes that all reports were filed on a timely basis by reporting persons during and with respect to 2023, except, due to administrative errors, the following: (1) a Form 4 for Martha Morfitt reporting one transaction, which related to the disposition of shares by gift from Ms. Morfitt to an irrevocable trust for the benefit of her children and an acquisition of those shares by the irrevocable trust, and (2) a Form 4 for Peter O’Shea reporting eleven transactions, which related to the transfer of common stock and stock options to Mr. O’Shea’s former spouse pursuant to a divorce decree.

RELATED PERSON TRANSACTION APPROVAL POLICY

In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy, as amended from time to time, applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company is a participant and in which a related person has a direct or indirect interest, other than the following:

•

Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person”; and

•	Transactions generally available to all employees or all shareholders of our Company on the same terms.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if it is not practicable to approve the transaction before commencement, the transaction will be submitted to the Audit Committee or Chair of the Audit Committee for ratification as soon as possible. The Audit Committee or its Chair will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	The benefits to our Company;

•	The impact on a director’s independence;

•	The availability of other sources for comparable products or services;

Graco Inc. 2024 Proxy Statement

•	The terms of the transaction and whether they are fair to our Company;

•	Whether the terms are available to unrelated third parties or to employees generally;

•	Whether the transaction is material to the Company; and

•	The role that the related person played, if any, in arranging the transaction.

The Audit Committee or its Chair may, in its, his or her sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person following certain procedures designated by the Audit Committee or its Chair.

Graco Inc. 2024 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors of our Company is currently set at eleven, and there are currently eleven directors. Given the retirements of Lee R. Mitau and R. William Van Sant from the Board effective as of the Meeting, the number of directors will be reduced to nine, and the number of directors set at nine, as of the Meeting. The directors are divided into three classes, each class being as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen are subject to election by the shareholders at the next Annual Meeting of Shareholders. Directors elected at an Annual Meeting of Shareholders to succeed directors whose terms expire are elected for three-year terms. Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines, which include, among others, the requirement to tender the director’s resignation if his or her employment status significantly changes, and the requirement to resign from the Board effective as of the date of the Annual Meeting of Shareholders following the director’s 75th birthday unless the director has current, substantial engagement in business activities that require skills relevant to Graco’s business and useful to the Board. At the Meeting, three persons will be nominated for election to our Board of Directors.

Upon recommendation of the Governance Committee, which acts as the nominating committee of the Board, the Board has nominated Heather L. Anfang, Archie C. Black and Brett C. Carter for three-year terms expiring in the year 2027. Each of Ms. Anfang, Mr. Black and Mr. Carter’s current terms expire at the Meeting. Mr. Carter has previously been elected as a director by the shareholders of our Company, and Ms. Anfang and Mr. Black are standing for election by the shareholders of our Company for the first time. For additional information about the nominees, please see the “Nominees and Continuing Directors” section of this Proxy Statement beginning on page 6.

Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees set forth above. A director nominee must receive the vote of a majority of the votes cast at the Meeting in order to be elected. In the event that an incumbent director does not receive a majority of the votes cast, our Corporate Governance Guidelines require that the director promptly offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the offer. The Board, taking into account the recommendation of the Governance Committee, will decide whether to accept or reject the offer, and will publicly disclose its decision and the rationale behind it within 90 days after the date of the election. Unless the Board reduces the number of directors, your proxy will be voted to elect any replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.

The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote FOR the election of Ms. Anfang, Mr. Black and Mr. Carter to terms expiring in 2027.

Graco Inc. 2024 Proxy Statement

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has acted as the independent registered public accounting firm for the Company since we first went public in 1969. The Audit Committee, which has appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2024, recommends ratification of the appointment by the shareholders. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte & Touche LLP will be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to any appropriate shareholder questions.

The Audit Committee recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2024.

Graco Inc. 2024 Proxy Statement

PROPOSAL 3

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

The Company is providing shareholders with an annual non-binding, advisory vote on the executive compensation of the Named Executive Officers (commonly referred to as a “say on pay”). Accordingly, shareholders will vote on approval of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosure in this Proxy Statement.

This vote is non-binding. The Board of Directors and the Management Organization and Compensation Committee expect to take the outcome of the vote into account when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to build long-term shareholder value. Our executive compensation framework includes the following elements:

•	Competitive compensation as compared against manufacturing companies of comparable sales volume and financial performance;

•	All elements of compensation are tied to the performance of the Company, a division, a region and/or the performance of the individual executive officer;

•	Appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term;

•	Long-term incentives that align the interests of executive officers with the long-term interests of shareholders; and

•	Compensation designed to reduce the possibility of excessive risk-taking, such as through our stock holding policy and recoupment policy.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure to better understand the compensation of our Named Executive Officers.

The Board of Directors, upon recommendation of the Management Organization and Compensation Committee, recommends that shareholders vote FOR approval, on an advisory basis, of the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement.

Graco Inc. 2024 Proxy Statement

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED 2019 STOCK INCENTIVE PLAN

Introduction

We are seeking shareholder approval to amend and restate the Graco Inc. 2019 Stock Incentive Plan (the “2019 Plan”) to increase the number of shares of common stock reserved for issuance under the 2019 Plan by an additional 5,000,000 shares and to extend the term of the 2019 Plan. Our continuing ability to offer equity incentive awards under the 2019 Plan is critical to our ability to attract and retain employees, officers, non-employee Directors and other service providers capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to provide such persons with opportunities for stock ownership in the Company. If shareholders approve this proposal, the Graco Inc. Amended and Restated 2019 Stock Incentive Plan (the “Amended 2019 Plan”) will become effective as of the date of shareholder approval. If shareholders do not approve this proposal, the Amended 2019 Plan described in this proposal will not take effect and our 2019 Plan will continue to be administered in its current form.

On February 16, 2024, our Board of Directors, at the recommendation of our Management Organization and Compensation Committee (the “MOCC”), approved the Amended 2019 Plan, subject to approval by our shareholders at our 2024 Annual Meeting of Shareholders.

As of February 26, 2024, a total of 9,919,267 shares were subject to outstanding awards under the 2019 Plan and all previous plans, of which 9,880,936 shares were subject to outstanding stock options with a weighted average exercise price of $53.05 per share and a weighted average remaining contractual term of 5.7 years and 38,331 shares were subject to unvested full value stock awards, of which 38,331 shares were subject to unvested restricted stock units. As of the same date, 4,113,924 shares in the aggregate were available for future awards under the 2019 Plan.

Key Changes

If the Amended 2019 Plan is approved by our shareholders, the following material changes would be made:

•	Increase the number of shares of common stock reserved for issuance under the 2019 Plan by an additional 5,000,000 shares; and

•	Extend the term for ten years from the date of shareholder approval of the Amended 2019 Plan.

Key Compensation Practices

The Amended 2019 Plan continues to include the features of the 2019 Plan that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•

Restrictions on dividends and dividend equivalents. The Amended 2019 Plan prohibits the payment of dividends or dividend equivalents on stock options and stock appreciation rights (“SARs”), and provides that any dividends or dividend equivalents payable with respect to shares or share equivalents subject to the unvested portion of a full value award will be subject to the same restrictions and risk of forfeiture as the shares or share equivalents to which such dividends or dividend equivalents relate.

•

Change in Control. The Amended 2019 Plan includes a definition of change of control and makes clear that no change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

•

Incorporates a fungible share design. Full value awards (such as restricted stock units and performance stock units), count against the shares reserved for issuance at a 3:1 ratio, while appreciation awards (such as SARs and stock options) continue to be counted against the share reserve at a 1:1 ratio.

•	Minimum vesting or performance period for all awards. A minimum vesting or performance period of one year is prescribed for all awards, subject to limited exceptions.

•

No repricing of underwater options or SARs without shareholder approval. The Amended 2019 Plan prohibits, without shareholder approval, actions to reprice, replace, or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of a share of our common stock.

Graco Inc. 2024 Proxy Statement

•

No discounted option or SAR grants. The Amended 2019 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•

No liberal share recycling. We may not add back to the Amended 2019 Plan’s share reserve any shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

Description of the Amended 2019 Stock Incentive Plan

The Company previously adopted the 2019 Plan, which was adopted by the Board of Directors on February 28, 2019 and approved by the Company’s shareholders on April 26, 2019. The following are the material terms of the proposed Amended 2019 Plan, which are consistent with the material terms of the 2019 Plan, other than adding 5,000,000 shares for issuance under the plan and extending the term of the Amended 2019 Plan to 2034. The following summary is qualified in its entirety by the full text of the Amended 2019 Plan, which is attached to this Proxy Statement as Appendix A.

Eligible Participants. Employees, consultants, and advisors of the Company or its affiliates, as well as non-employee directors of the Company, will be eligible to receive awards under the Amended 2019 Plan. As of December 29, 2023, there were approximately 4,270 employees of the Company and its affiliates and ten non-employee directors of the Company who would be eligible to receive awards under the Amended 2019 Plan.

Administration. The Amended 2019 Plan will be administered by the Governance Committee insofar as it relates to awards to non-employee directors and by the MOCC insofar as it relates to awards granted to all other participants (the Governance Committee and the MOCC, as applicable, are referred to as the “Committee”). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate its authority under the Amended 2019 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our directors or executive officers or to a committee of the Board of Directors comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons as it deems advisable.

The Committee has the authority to determine the persons to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, performance criteria, and restrictions of the awards as well as the manner in which awards are paid and settled. The Committee may also establish, rescind, and modify rules to administer the Amended 2019 Plan, adopt sub-plans or special provisions applicable to certain awards, interpret the Amended 2019 Plan, any award and any related award agreement, reconcile any inconsistency, correct any defect or supply an omission in the Amended 2019 Plan and any related award agreement, cancel or suspend an award, determine in what circumstances an award shall be forfeited, accelerate the vesting (subject to certain minimum vesting restrictions) or extend the exercise period of an award (whether by amendment or other action), grant substitute awards in accordance with the Amended 2019 Plan, and require or permit the deferral of the settlement of an award.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Amended 2019 Plan prohibits the Committee from repricing any outstanding option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an option or SAR award in exchange for cash, other property or grant of a new full value award at a time when the per share exercise price of the option or SAR award is greater than the fair market value of a share of our common stock, or otherwise making an option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Subject to certain limitations set forth in the Amended 2019 Plan, the Committee may also grant awards under the Amended 2019 Plan with respect to participants who reside outside of the United States or who are employed by a non-United States subsidiary of the Company under sub-plans or otherwise that provide for different terms and conditions for such awards in order to comply with local legal or regulatory requirements.

Available Shares and Limitations on Awards. Subject to adjustment in the event of specified capitalization events, the total number of shares of our common stock that will be authorized and available for issuance pursuant to awards granted under the Amended 2019 Plan will be 15,000,000 as of the date the Amended 2019 Plan is approved by the Company’s shareholders. The same number of shares may be issued pursuant to the exercise of incentive stock options.

The shares of common stock issuable under the Amended 2019 Plan may come from authorized and unissued shares or treasury shares. Full value awards granted under the Amended 2019 Plan will count as three shares against the Amended 2019 Plan’s authorized share reserve, whereas options and SARs will continue to count as one share against the authorized share reserve.

Graco Inc. 2024 Proxy Statement

If any shares of our common stock subject to any award under the Amended 2019 Plan, or to an award under the 2019 Plan, 2015 Stock Incentive Plan or 2010 Stock Incentive Plan that is outstanding on the date our shareholders approve the Amended 2019 Plan, that expires, is forfeited or cancelled, or is settled or paid in cash will, to the extent of such expiration, forfeiture, cancellation or cash settlement, become available again for future awards under the Amended 2019 Plan. Each share that again becomes available for awards in such manner shall increase the share reserve, with shares subject to full value awards increasing the share reserve by three shares and shares subject to options and SARs increasing the share reserve by one share. However, shares tendered or withheld in payment of the purchase price of a stock option, shares tendered or withheld to satisfy a tax withholding obligation, shares repurchased with proceeds received by the Company from exercise of a stock option and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right may not be used again under the Amended 2019 Plan. Awards granted under the plan in substitution for awards previously granted in connection with a merger, consolidation or acquisition are not charged against the number of shares available for grant as awards under the Amended 2019 Plan.

Any shares of common stock issuable during the term of the Amended 2019 Plan as a result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an award under the Amended 2019 Plan, the 2019 Plan or 2015 Plan that are forfeited also will automatically replenish the Amended 2019 Plan share reserve to the extent of such forfeiture.

Awards granted or shares of our common stock issued under the Amended 2019 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our affiliates or with which we or any of our affiliates combines (referred to as “substitute awards”) will not reduce the share reserve under the Amended 2019 Plan and will not reduce the shares authorized for grant to a participant in any calendar year.

Additionally, if a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the Amended 2019 Plan and shall supplement the share reserve under the Amended 2019 Plan, but only if the awards are made to individuals who were not employed by, or serving as a non-employee director of, us or any of our subsidiaries prior to such acquisition or combination.

Types of Awards. The Amended 2019 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, and other stock-based awards to eligible recipients. These types of awards are described in more detail below.

Stock Options. Employees of the Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described above. “Fair market value” under the Amended 2019 Plan as of any date generally means the closing price of a share of our common stock on the NYSE on the day preceding the date as of which fair market value is being determined. As of February 26, 2024, the closing sale price of a share of our common stock on the NYSE was $89.86.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee permits exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date and have an aggregate value equal to the purchase price of the shares being purchased.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than ten years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award. The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options.

Stock Appreciation Rights. A SAR award provides the right to receive, in cash and/or shares of our common stock (as determined by the Committee), an amount equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described above. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than ten years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the Amended 2019 Plan, as may be determined by the Committee.

Graco Inc. 2024 Proxy Statement

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that we, or any of our subsidiaries or business units, satisfy specified performance goals. Dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Unless otherwise provided in an award agreement, participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Committee, including the satisfaction of specified performance goals. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Following the vesting of a stock unit award, settlement of the award and payment to the participant will be made at such time as determined by the Committee. Stock unit awards will be subject to such other terms and conditions, consistent with the other provisions of the Amended 2019 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards and any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other awards to which such dividend equivalents relate.

Other Stock-Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the Amended 2019 Plan. The Committee has discretion in determining the terms and conditions of such awards, consistent with the terms and purposes of the Amended 2019 Plan.

Minimum Vesting Periods. Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of grant, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of not less than one year. These required vesting and performance periods will not apply: (i) upon certain specified instances of a change in control, (ii) upon termination of service due to death or disability, (iii) to a substitute award that does not reduce the vesting period of the award being replaced, (iv) to awards made in payment of or in exchange for other compensation that is already earned and payable, or (v) to awards involving an aggregate number of shares not in excess of 5% of the Amended 2019 Plan’s share reserve.

Transferability of Awards. In general, no right or interest in any award under the Amended 2019 Plan may be sold, assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any award held by such permitted transferee will remain subject to the same terms and conditions that were applicable to the award before the transfer thereof.

Performance-Based Compensation. The Committee may grant awards under the Amended 2019 Plan as a performance-based award if the Committee establishes performance goals to be attained based on one or more performance measures, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or shares of such award. Performance measures may include one or more of the following: stock price, net sales, net earnings, pre-tax earnings, operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, operating cash flow, free cash flow, cash flow from operations, return on equity, return on assets, return on invested capital, expenses, earnings per share or total shareholder return, or any other financial, operational or strategic measure approved by the Committee, each as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by us in the preparation of our financial statements, except as provided in the following sentence. In specifying the performance goals based on any of these financial measures for any performance period, the Committee may provide that one or more adjustments shall be made to the financial measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the SEC, such as excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more of the other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of company, affiliate, division, business segments, business unit or individual performance.

Graco Inc. 2024 Proxy Statement

For each performance-based award, the Committee will select the applicable performance measure(s), specify the performance goal(s) based on those performance measures for any performance period, specify in terms of a formula or standard the method for calculating the amount payable to a participant if the performance goal(s) are satisfied, and determine the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with such award. The Committee also may provide, in an agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as the occurrence of events that are unusual in nature or infrequently occurring, such as a change in control, certain equity restructurings, acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, changes in applicable tax laws or accounting principles, or a participant’s death or disability. The Committee may, in its discretion and based on such considerations as it deems appropriate, adjust any amount otherwise determined by the application of the performance goals to be otherwise payable in connection with an award.

Share Adjustment Provisions. If certain equity transactions occur that cause the per share value of our common stock to change, such as stock dividends, stock splits, spin-offs, rights offerings, or certain recapitalizations (referred to as “equity restructurings”), the Committee will make adjustments as it deems equitable and appropriate to: (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the Amended 2019 Plan, (ii) the number and kind of shares or other securities subject to outstanding awards, (iii) the exercise price of outstanding options and SAR awards, and (iv) award limitations prescribed by the Amended 2019 Plan. Other types of transactions may also affect our common stock, such as a reorganization, merger, consolidation or partial or complete liquidation of our Company. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the Amended 2019 Plan, the Committee may make such adjustments as it deems equitable.

Business Combinations. Unless otherwise provided in an applicable award or another written agreement between a participant and the Company, in the event of a business combination, then the surviving or successor entity (or its parent) may continue, assume or replace awards outstanding as of the date of the business combination (with such adjustments as may be required or permitted under the Amended 2019 Plan), and such awards or replacements therefor shall remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume or replace only some awards or portions of awards. An award shall be considered assumed or replaced if, in connection with the business combination and in a manner consistent with Code Section 409A (and Code Section 424 if the award is an incentive stock option), either (i) the contractual obligations represented by the award are expressly assumed by the surviving or successor entity (or its parent) with appropriate adjustments to the number and type of securities subject to the award and the exercise price thereof that preserves the intrinsic value of the award existing at the time of the business combination, or (ii) the participant has received a comparable equity-based award that preserves the intrinsic value of the award existing at the time of the business combination and contains terms and conditions that are substantially similar to those of the award.

If and to the extent that outstanding awards are not continued, assumed or replaced in connection with a business combination, then the Committee may elect to cancel such awards at or immediately prior to the effective time of the business combination in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the consideration that would otherwise be received in the business combination for the same number of shares over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment). The Committee will not be required to treat all awards similarly. With respect to an award whose vesting is subject to the satisfaction of specified performance goals, the number of shares subject to such an award shall be the number of shares deemed to have been earned if the performance goals were satisfied at the target level of performance. Payment shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the business combination, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the business combination, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

Change in Control. In connection with a change in control of the Company, the Committee may provide (in the award or otherwise) for one or more of the following: (i) that any award shall become vested and exercisable, in whole or in part, conditioned upon the occurrence of the change in control, (ii) that any option or SAR shall remain exercisable during all or some specified portion of its remaining term, or (iii) that awards shall be canceled in exchange for payments in a manner similar to that provided for business combinations. The Committee will not be required to treat all awards similarly in such circumstances, and may include such further provisions and limitations in any award as it may deem equitable and in the best interests of the Company.

For purposes of the Amended 2019 Plan, the following terms have the meanings indicated:

Graco Inc. 2024 Proxy Statement

•	A “change in control” generally refers to:

(i)	the acquisition by a person or group of beneficial ownership of 30% or more of either the then outstanding shares of our common stock or the combined voting power of our voting securities,

(ii)	our incumbent board members as of April 26, 2019 (the “Incumbent Board”) cease to constitute at least a majority of our Board of Directors,

(iii)

the consummation of a business combination as defined below (unless immediately following such business combination (x) all or substantially all of our previous holders of voting securities beneficially own a majority of the combined common stock and voting power of the resulting entity in substantially the same proportions, (y) no person beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the resulting entity or the combined voting power of the then outstanding voting securities of the resulting entity and (z) at least a majority of the members of the resulting entity’s board of directors were members of the Incumbent Board), or

(iv)	the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

•

A “business combination” generally means a reorganization, merger or consolidation of the Company with or into another entity or a statutory exchange of Company stock or voting securities or other or sale or other disposition of all or substantially all of the assets of the Company.

Effective Date and Term of the Amended 2019 Plan. The Amended 2019 Plan will become effective on the date it is approved by the Company’s shareholders. No awards will be made under the Amended 2019 Plan prior to its effective date. Unless terminated earlier, the Amended 2019 Plan will terminate on the tenth anniversary of the date that the Amended 2019 Plan becomes effective. Awards outstanding under the Amended 2019 Plan at the time it is terminated will continue in accordance with their terms and the terms of the Amended 2019 Plan unless otherwise provided in the applicable agreements.

Amendment of the Plan. Our Board of Directors may amend the Amended 2019 Plan from time to time, but no amendments to the Amended 2019 Plan will be effective without shareholder approval if such approval is required under applicable laws, regulations or stock exchange rules. Our Board of Directors also may suspend or terminate the Amended 2019 Plan at any time. No termination, suspension or amendment of the Amended 2019 Plan may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, unless such action is necessary to comply with applicable laws or stock exchange rules.

Amendment of Awards. The Committee may amend the terms of any award subject to certain limitations, however, no such amendment may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable laws, stock exchange rules or any compensation recovery policy as provided in the Amended 2019 Plan.

Forfeiture and Clawback. The Committee may specify in an award that a participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include termination of service for Cause (as defined in the Amended 2019 Plan); violation of any material Company or affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the participant; a determination that the payment of the award was based on an incorrect determination that financial or other criteria were met or other conduct by the participant that is detrimental to the business or reputation of the Company or its affiliates. Awards will also, to the extent applicable, be subject to forfeiture or recovery by the Company pursuant to any compensation recovery policy adopted by the Board of Directors or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and listing NYSE listing rules or as otherwise required by law.

United States Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to United States federal income taxation with respect to awards granted under the Amended 2019 Plan, based on statutes, regulations and interpretations in effect as of the date of this Proxy Statement.

Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the Amended 2019 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Graco Inc. 2024 Proxy Statement

Incentive Stock Options. If a participant is granted an incentive stock option under the Amended 2019 Plan, the participant will not recognize taxable income upon grant of the option. Generally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option satisfy applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise), the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards. The current federal income tax consequences of other awards authorized under the Amended 2019 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount of cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Withholding. The Amended 2019 Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

Section 162(m) of the Code. Section 162(m) of the Code prevents the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which as of 2023 includes the CEO, CFO and the three other most highly compensated executive officers of the Company as of the end of the applicable calendar year, and any other person who was considered a covered employee in a previous taxable year after 2016). Any compensation paid to covered employees, including all awards the Company grants pursuant to the Amended 2019 Plan, whether performance-based or otherwise, will be subject to the $1 million annual deduction limitation.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the Amended 2019 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the Amended 2019 Plan

Because the Amended 2019 Plan will not become effective until it is approved by our shareholders, the Committee has not yet approved any awards under, or subject to, the Amended 2019 Plan. Since all awards under the Amended 2019 Plan are made in the discretion of the Committee, neither the number nor types of future Amended 2019 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards granted under the 2019 Plan during 2023 to our Named Executive Officers is provided under the captions “Grants of Plan-Based Awards in 2023” on page 33 and “Grants of Plan-Based Awards for Fiscal Year Ending December 29, 2023” on page 33 of this Proxy Statement and to our non-employee directors under the caption “Director Compensation” on page 13 of this Proxy Statement.

The Board of Directors, upon recommendation of the MOCC, recommends that shareholders vote FOR adoption of the Amended and Restated 2019 Stock Incentive Plan.

Graco Inc. 2024 Proxy Statement

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE ANNUAL MEETING IN THE YEAR 2025

Any shareholders wishing to have a proposal considered for inclusion in the proxy statement for the Annual Meeting of Shareholders in the year 2025 must follow the procedures provided in Rule 14a-8 under the Securities Exchange Act of 1934 and submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this Proxy Statement no later than November 13, 2024.

All other shareholder proposals and nominations must be made in compliance with the provisions of our Bylaws. Any shareholder proposal or nomination for the Annual Meeting of Shareholders in year 2025 not for inclusion in the Company’s proxy statement must be submitted by written notice to the Secretary of the Company by January 26, 2025, to be considered. Any nomination for the Annual Meeting of Shareholders in the year 2025 for inclusion in the Company’s proxy statement (referred to as proxy access) must be submitted by written notice to the Secretary of the Company between October 14, 2024 and November 13, 2024, to be considered. Our proxy access Bylaw permits a shareholder or group of up to 20 shareholders owning 3% or more of our outstanding common stock continuously for at least the previous three years to nominate up to the greater of two individuals or 20% of the Board. In addition, any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 and provide the notice that sets forth the information required thereby no later than February 25, 2025.

OTHER MATTERS

Our Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the available form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

For the Board of Directors,

Joseph J. Humke

Secretary

Dated March 13, 2024

Graco Inc. 2024 Proxy Statement

APPENDIX A

GRACO INC.

AMENDED AND RESTATED 2019 STOCK INCENTIVE PLAN

1. Purpose. The Company previously adopted the Graco Inc. 2019 Stock Incentive Plan (the “Original Plan”), and hereby amends and restates the Original Plan (the Original Plan, as so amended and restated hereby, may be referred to herein as the “Plan”). The terms of this Amended and Restated 2019 Stock Incentive Plan shall apply to Awards granted on and after the Restatement Effective Date; provided, however, that, in accordance with Section 15(a) hereof, if the Company’s shareholders fail to approve this Amended and Restated 2019 Stock Incentive Plan by August 31, 2024, this Amended and Restated 2019 Stock Incentive Plan will be of no further force or effect, the Original Plan shall remain in force and effective in accordance with its terms and, accordingly, the terms of the Original Plan shall apply to Awards granted on or after the Original Effective Date, including, but not limited to, on or after the Restatement Effective Date.

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, non-employee Directors and other service providers capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to provide such persons with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

2. Definitions. In this Plan, the following definitions will apply:

(a) “Affiliate” means any entity that is a Subsidiary or Parent of the Company, or any other entity in which the Company owns, directly or indirectly, at least 50% of combined voting power of the entity’s voting securities and which is designated by the Committee as covered by the Plan.

(b) “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Business Combination” means a reorganization, merger or consolidation of the Company with or into another entity or a statutory exchange of Outstanding Company Stock or Outstanding Company Voting Securities or sale or other disposition of all or substantially all of the assets of the Company.

(f) “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s gross and willful misconduct during Service, including, but not limited to wrongful appropriation of Company or affiliate funds, serious violations of Company policy, breach of fiduciary duty or the conviction of a felony.

(g) “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:

(1) An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) which, together with other acquisitions by such Person, results in the aggregate beneficial ownership by such Person of 30% or more of either: (x) the then outstanding shares of Stock of the Company (the “Outstanding Company Stock”); or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions will not result in a Change of Control:

(a) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b) an acquisition by any entity pursuant to a transaction that complies with clauses (a), (b) and (c) of subsection (3) of this definition; or

Graco Inc. 2024 Proxy Statement

(c) with respect to an Award held by a Participant, an acquisition by that Participant or any group that includes the Participant; or

(2) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or Individuals; or

(3) Consummation of a Business Combination; excluding, however, such a Business Combination pursuant to which:

(a) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable equity interests), as the case may be, of the surviving or acquiring entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction beneficially owns 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions (as compared to the other holders of the Company’s common stock and voting securities prior to the Business Combination) as their respective ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities;

(b) no Person (excluding: (i) any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination or any entity controlled by the Company or the entity resulting from such Business Combination; (ii) any entity beneficially owning 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly; and (iii) the Participant and any group that includes the Participant) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock (or comparable equity interests) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities (or comparable equity interests) of such entity; and

(c) immediately after the Business Combination, a majority of the members of the board of directors (or comparable governors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(g) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(h) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(i) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be: (i) an independent director within the meaning of applicable stock exchange rules and regulations; and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

(j) “Company” means Graco Inc., a Minnesota corporation, and any successor thereto.

(k) “Disability” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate: (i) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant; or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

Graco Inc. 2024 Proxy Statement

(l) “Employee” means an employee of the Company or an Affiliate.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(n) “Fair Market Value” means the fair market value of a Share determined by such methods or procedures as shall be established from time to time by the Committee, provided, however, unless otherwise determined by the Committee, the fair market value shall be determined as follows:

(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date immediately preceding the date as of which fair market value is being determined, or if no sale of Shares occurred on that date, on the most recent preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(o) “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(p) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(q) “Incumbent Board” means an individual who was, as of the Original Effective Date of the Plan, a director of the Company, provided, however, that any individual becoming a director subsequent to the Original Effective Date of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial membership on the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board.

(r) “Non-Employee Director” means a member of the Board who is not an Employee.

(s) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(t) “Original Effective Date” means April 26, 2019.

(u) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(v) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(w) “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(x) “Performance Measures” means measures established by the Committee for an Award, in its discretion, which may include (without limitation) any one or more of the following: stock price, net sales, net earnings, pre-tax earnings, operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, operating cash flow, free cash flow, cash flow from operations, return on equity, return on assets, return on invested capital, expenses, earnings per share or total shareholder return, or any other financial, operational or strategic measure approved by the Committee, each as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements, except as provided in the following sentence. In specifying the performance goals based on any of these financial measures for any performance period, the Committee may provide that one or more adjustments shall be made to the financial measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more of the other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, division, business segment, business unit or individual performance.

Graco Inc. 2024 Proxy Statement

(y) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(z) “Plan” means this Graco Inc. 2019 Stock Incentive Plan, as amended and in effect from time to time.

(aa) “Prior Plan” means the: (i) Graco Inc. 2015 Stock Incentive Plan, (ii) Graco Inc. 2010 Stock Incentive Plan; and (iii) Graco Inc. 2006 Amended and Restated Stock Incentive Plan.

(bb) “Restatement Effective Date” means the date that this Amended and Restated 2019 Stock Incentive Plan is approved by the Company’s shareholders.

(cc) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of: (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ee) “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with: (i) a capital-raising transaction; or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ff) “Share” means a share of Stock.

(gg) “Stock” means the common stock, $1.00 par value per Share, of the Company.

(hh) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(jj) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(kk) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

3. Administration of the Plan.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

Graco Inc. 2024 Proxy Statement

(2) cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3) adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4) granting Substitute Awards under the Plan;

(5) taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and

(6) requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

(c) Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such sub-plans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(i). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4. Shares Available Under the Plan.

(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 15,000,000. No further awards may be made under the Prior Plans after the Original Effective Date of this Plan. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1) Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

Graco Inc. 2024 Proxy Statement

(2) Shares that are subject to Full Value Awards shall be counted against the share reserve as three Shares for every one Share granted.

(3) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(4) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6) Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under a Prior Plan that is outstanding on the Original Effective Date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or a Prior Plan; (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or a Prior Plan; (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or a Prior Plan; and (iv) Shares subject to a stock appreciation right award issued under this Plan or a Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c) Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a) by: (i) one Share if such Share was subject to an Option or Stock Appreciation Right Award under the Plan; and (ii) three Shares if such Share was subject to a Full Value Award under the Plan.

(d) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards.

(a) Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

Graco Inc. 2024 Proxy Statement

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date (during which no portion of the Award may be scheduled to vest), and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a Change in Control; (ii) a termination of Service due to death or Disability; (iii) a Substitute Award that does not reduce the vesting period of the award being replaced; (iv) Awards made in payment of or exchange for other compensation already earned and payable; and (v) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a).

(c) Transferability. Except as provided in this Section 6(c): (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e) Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(f) Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more performance goals to be attained based on one or more Performance Measures, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. The Committee will select the applicable Performance Measure(s) and specify the performance goal(s) based on those Performance Measures for any performance period, specify in terms of a formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and determine the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned, including the degree to which applicable performance goals have been satisfied. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as: (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs; (ii) a change in applicable tax laws or accounting principles; or (iii) the Participant’s death or Disability. The Committee may, in its discretion and based on such considerations as it deems appropriate, adjust any amount otherwise determined by the application of the performance goals to be otherwise payable in connection with an Award.

(g) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

Graco Inc. 2024 Proxy Statement

(h) Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7. Stock Option Awards.

(a) Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c) Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(1) An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that: (i) it is so designated in the applicable Agreement; and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the total number of Shares in the Plan’s share reserve as specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).

(2) No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless: (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date; and (ii) such Award will expire no later than five years after its Grant Date.

(3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4) If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, or otherwise fails to qualify as an Incentive Stock Option, such Option shall thereafter be treated as a Non-Qualified Stock Option.

Graco Inc. 2024 Proxy Statement

(5) The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8. Stock Appreciation Right Awards.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of: (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised; over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9. Restricted Stock Awards.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10. Stock Unit Awards.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

Graco Inc. 2024 Proxy Statement

11. Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12. Changes in Capitalization, Business Combinations, Change in Control.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to: (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan; (ii) the number and kind of Shares or other securities subject to outstanding Awards; (iii) the exercise price of outstanding Options and SARs; and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b) Business Combinations. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Business Combination:

(1) Continuation, Assumption or Replacement of Awards. In the event of a Business Combination, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Business Combination (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Business Combination and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either: (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Business Combination; or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Business Combination and contains terms and conditions that are substantially similar to those of the Award.

(2) Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Business Combination, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Business Combination in exchange for payments to the holders as provided in this Section 12(b)(2). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(2). The payment for any Award canceled shall be in an amount equal to the difference, if any, between: (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Business Combination for the number of Shares subject to the Award; and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(2) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award shall be the number of Shares deemed to have been earned if the performance goals were satisfied at the target level of performance. Payment of any amount under this Section 12(b)(2) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Business Combination, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Business Combination, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

Graco Inc. 2024 Proxy Statement

(c) Change in Control. In connection with a Change in Control, the Committee may provide (in the Award Agreement or otherwise) for one or more of the following: (i) that any Award shall become vested and exercisable, in whole or in part, conditioned upon the occurrence of the Change in Control; (ii) that any Option or SAR shall remain exercisable during all or some specified portion of its remaining term; or (iii) that Awards shall be canceled in exchange for payments in a manner similar to that provided in Section 12(b)(2). The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to: (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award; and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15. Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date. The Original Plan became effective on the Original Effective Date. This Amended and Restated 2019 Stock Incentive Plan was approved by the Board on February 16, 2024, and will become effective on the Restatement Effective Date. If the Company’s shareholders fail to approve this Amended and Restated 2019 Stock Incentive Plan by August 31, 2024, this Amended and Restated 2019 Stock Incentive Plan will be of no further force or effect; provided, however, that the Original Plan shall remain in force and effect in accordance with its terms.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the Restatement Effective Date, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be: (i) amended to decrease the exercise price thereof; (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price; (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share; or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16. Other Provisions.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

Graco Inc. 2024 Proxy Statement

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 16(i).

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that: (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A; and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2) Each amount to be paid or benefit to be provided under an Award shall be construed as a separate and distinct payment for purposes of Section 409A;

(3) If payment under an Award is to be made within a designated period which does not begin and end within one calendar year, the Participant does not have a right to designate the taxable year of the payment; and

(4) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of: (i) the date that is six months after the Participant’s separation from service; or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

Graco Inc. 2024 Proxy Statement

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall: (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A; (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A; and (iii) have any liability to any Participant for any such tax liabilities.

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i) Forfeiture and Compensation Recovery.

(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include: (i) termination of Service for Cause; (ii) violation of any material Company or Affiliate policy; (iii) breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; (iv) a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met; or (v) other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2) Awards and any compensation associated therewith will be, to the extent applicable, subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee, as in effect from time to time, which includes but is not limited to any compensation recovery policy adopted in response to the requirements of Section 10D of the Exchange Act and any listing requirements and implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement will be automatically unilaterally amended to comply with any such compensation recovery policy.

Graco Inc. 2024 Proxy Statement

GRACO INC. 88 11TH AVENUE N.E. MINNEAPOLIS, MN 55413-1894

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Graco Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28966-P02637	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

GRACO INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees	For	Against	Abstain

1a) Heather L. Anfang	☐	☐	☐

1b) Archie C. Black	☐	☐	☐

1c) Brett C. Carter	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm.				☐	☐	☐

3. Approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in the Proxy Statement.				☐	☐	☐

4. Approval of the Amended and Restated 2019 Stock Incentive Plan.				☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2023 Overview and Annual Report on Form 10-K are available at www.proxyvote.com.

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V28967-P02637

GRACO INC.

Annual Meeting of Shareholders

April 26, 2024 1:00 p.m. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark W. Sheahan and David M. Lowe, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Graco Inc., to be held via live webcast at www.virtualshareholdermeeting.com/GGG2024 on Friday, April 26, 2024, at 1:00 p.m. Central Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If shares are held under the Graco Employee Investment Plan (“Plan”): This proxy provides confidential voting instructions regarding these shares to the Plan Trustee who then votes the shares. Instructions must be received by 11:59 p.m. Eastern Time on April 23, 2024, to be included in the tabulation to the Plan Trustee. If instructions are not received by that date, or if the instructions are invalid because this proxy is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan Document.

Continued and to be signed on reverse side